AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1999
                                            POST-EFFECTIVE AMENDMENT TO
                                            F-2 REGISTRATION NO. 33-84872 AND TO
                                            F-3 REGISTRATION NO. 333-9002

                       SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                       AND
                         POST-EFFECTIVE AMENDMENT NO. 4
                      TO REGISTRATION STATEMENT ON FORM F-2
                                       ON
                                    FORM F-3

                      BONSO ELECTRONICS INTERNATIONAL INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          British Virgin Islands                          None
      ------------------------------              ---------------------
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)              Identification Number)

                               Flat A-D, 8th Floor
                           Universal Industrial Centre
                              23-25 Shan Mei Street
                                 Fo Tan, Shatin
                           New Territories, Hong Kong
                                 (852) 2605-5822
    ------------------------------------------------------------------------
   (Address and telephone number of Registrant's principal executive offices)

                            Henry F. Schlueter, Esq.
                          Schlueter & Associates, P.C.
                       1050 Seventeenth Street, Suite 1700
                             Denver, Colorado 80265
                                 (303) 292-3883
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   Pursuant to Rule 429 adopted under the Securities Act of 1933, as amended, this registration statement also relates to an earlier registration statement filed with the Commission (SEC File No. 33-84872).

                                        Calculation of Registration Fee(1)
-------------------------------------------------------------------------------------------------------------------
                                                             Proposed maximum     Proposed maximum      Amount of
Title of each class of                     Amount to be       offering price     aggregate offering   registration
securities to be registered                 registered          per unit(2)           price(2)             fee
-------------------------------------------------------------------------------------------------------------------
Common stock issuable upon
exercise of outstanding registered
common stock purchase warrants              2,200,000(3)         $7.35             $16,170,000           $ 0(4)

Representatives' warrants issued to
the representatives of the underwriters
of a secondary public offering conducted
in 1994                                       110,000            $0.00             $         0           $ 0

Units issuable upon exercise of the
representatives' warrants; includes
110,000 shares of common stock and
220,000 warrants                              110,000(3)         $9.18             $ 1,010,625           $ 0(4)

Common stock issuable upon
exercise of the warrants
included in the units underlying the
representatives' warrants                     220,000(3)         $7.35             $ 1,617,000           $ 0(4)
                                                                                                          ----
Total registration fee                                                                                   $ 0(4)
==========================================================================================================================

(1)      In United States dollars.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3) An indeterminate number of additional shares of common stock are registered hereunder which may be issued, as provided in the public warrants and the representatives' warrants, in the event provisions against dilution become operative. No additional consideration will be received by Bonso upon issuance of additional shares issued as a result of the exercise of these warrants.
(4) Previously paid upon initial registration of these securities on Form F-2 (registration no. 33-84872) or on Form F-3 (registration no. 333-9002), which are being updated by this post-effective amendment on Form F-3.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                      BONSO ELECTRONICS INTERNATIONAL INC.

                        2,504,403 Shares of Common Stock
             Issuable on Exercise of Common Stock Purchase Warrants
                                    Including
                 330,000 Shares Offered by Selling Shareholders

     Bonso Electronics International Inc. ("Bonso") is offering the following shares of common stock:

     o    2,174,403  shares  issuable  on  exercise  of  certain   publicly-held
          warrants;

     o 110,000 shares issuable on exercise of certain warrants issued to the representatives of the underwriters of a public securities offering conducted by Bonso in 1994; and

     o 220,000 shares issuable on exercise of warrants which underlie the warrants issued to the representatives of the underwriters.

     The 330,000 shares of common stock which underlie the representatives' warrants may be offered and sold from time to time by selling shareholders.

     Prior to this offering, the common stock has traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "BNSO." As of ______, 1999 (one day prior to the date of this prospectus), the reported closing sales price of the common stock on NASDAQ-National Market System was $______.

     An investment in these securities involves a high degree of risk. See "Risk Factors" beginning at page 9 of this prospectus for a discussion of certain factors that you should consider before investing in these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                       Underwriting
                        Price to       Discounts and        Proceeds to
                        Public(1)(2)   Commissions          Company(2)(3)
                        -----------    -------------        ------------

Per Share(4)         $         7.35     $     0.147(5)     $        7.203
Per Share(6)         $       9.1875     $      0.00        $       9.1875
                      -------------      ----------         -------------
Total Offering       $18,609,487.05     $319,637.24        $18,289,849.81

                 The date of this prospectus is _________, 1999

(1) The 2,504,403 shares of common stock underlying the warrants are being offered by Bonso to the holders of the warrants. There is no minimum purchase amount. The shares of common stock are offered for cash only. The exercise prices of the warrants were arbitrarily determined and bear no relationship to the value of Bonso or its assets, nor do the exercise prices represent that the common stock has a value or could be resold at those prices. The shares of common stock are being sold on a "best efforts" basis by Bonso; consequently, no minimum number of shares is required to be sold.
(2) The 330,000 shares offered by the selling shareholders, which underlie the representatives' warrants and the warrants issuable upon exercise of the representatives' warrants, are being registered for the benefit of, and may be sold from time to time by, the selling shareholders. Bonso will receive no proceeds from the sale of these shares by the selling shareholders.
(3) Before deducting other expenses of the offering payable by Bonso estimated at $125,000, including, among others, registration and filing fees, professional fees and printing expenses. All proceeds received upon exercise of the warrants will be applied directly to Bonso's benefit. There is no escrow of funds and no assurance that all or any portion of the warrants will be exercised.
(4) Shares underlying the publicly-held warrants and the warrants contained in units underlying the representatives' warrants.
(5) Applies only to exercises of publicly-held warrants which are solicited by a member of the National Association of Securities Dealers, Inc.
(6)  Shares contained in units underlying representatives' warrants.

     You may exercise your warrants only if you live in a state where the common stock has been qualified for issuance under applicable state laws, including registration if required under your state's law. As a result, you may not be permitted to exercise your warrants but may have to sell your warrants or let them expire unexercised.

                                TABLE OF CONTENTS

                                                                            Page

Questions and Answers About Exercising Your Warrants ........................  1
Prospectus Summary ..........................................................  2
Risk Factors ................................................................  7
Forward-Looking Statements .................................................. 13
Enforceability of Certain Civil Liabilities and Certain
    Foreign Issuer Considerations ........................................... 14
Financial Statements and Currency Presentation .............................. 15
The Company ................................................................. 15
Use of Proceeds ............................................................. 17
Taxation and Dividend Policy ................................................ 17
Price Range of Common Shares ................................................ 18
Capitalization .............................................................. 19
Selected Consolidated Financial Data ........................................ 20
Management's Discussion and Analysis of Financial
    Condition and Results of Operations ..................................... 23
Business .................................................................... 31
Management .................................................................. 44
Principal Shareholders ...................................................... 49
Selling Shareholders ........................................................ 50
Description of Securities ................................................... 53
Shares Eligible for Future Sale ............................................. 56
Plan of Distribution ........................................................ 57
Legal Matters ............................................................... 59
Experts ..................................................................... 59
Additional Information ...................................................... 59
Incorporation of Certain Documents by Reference ............................. 60

                              QUESTIONS AND ANSWERS
                         ABOUT EXERCISING YOUR WARRANTS

Q:   How do I exercise my warrants?

A: For you to exercise warrants in this offering, you must send your warrant subscription form with the required payment of the per share price to Bonso or the participating NASD member broker/dealer firm and they must receive both your warrant subscription form and the required payment prior to the expiration of the warrants.

Q: What will happen to my warrants if I don't exercise or don't exercise properly?

A: If your warrant subscription form is not received by Bonso or a participating NASD member broker/dealer firm by the expiration date or if it is executed defectively or received without full payment, your warrants may expire unexercised.

Q:   Can I amend or rescind my warrant exercise once it is sent?

A: Once Bonso has received your executed warrant subscription form, you may modify, amend or rescind it only with Bonso's consent and only prior to the end of the warrant exercise period.

Q:   What if I am entitled to a fraction of a share of stock?

A: No fractional shares will be issued upon exercise of the warrants. Any fractional shares will be paid in cash at the current market price, as defined in the warrant agreement, of the common stock on the date of exercise.

Q:   Can Bonso change the exercise provisions of the warrants?

A: Bonso reserves the right to extend the warrant exercise period, to reduce the exercise price or to waive or seek correction of defectively executed forms but does not represent that it will do so.

Q:   When and how will I get my stock certificates if I exercise my warrants?

A: Bonso's transfer agent, U. S. Stock Transfer Corporation, will mail certificates representing the shares of common stock issued to the persons entitled to them at the address of those persons appearing on the warrant subscription form. The transfer agent will issue certificates as soon as possible, on a weekly basis, after it has received your properly executed warrant subscription form, together with surrender of your warrant certificate and payment for the shares of common stock purchased. Bonso will hold any certificates returned as undeliverable until the person legally entitled to the certificates claims them or until they are otherwise disposed of in accordance with applicable law. You may not be able to sell the shares which you have purchased until you have received certificates for the shares.

Q:   What will happen to the money I pay upon exercise of my warrants?

A: Payments for shares of common stock will be deposited in an operating account of Bonso. No interest will be paid to warrant holders exercising their right to subscribe for shares of common stock.

Q:   If my exercise is solicited by a broker, will he be paid a commission?

A: Bonso has entered into an exclusive agency agreement with EBI Securities Corporation, which was formerly Cohig & Associates, Inc. EBI is referred to as the "selling agent." Under the agency agreement, the selling agent will advise, direct, solicit and coordinate the solicitation of the exercise of the publicly-held warrants. The agreement includes an agreement to pay a fee equal to 2% of the gross U. S. dollars paid for the exercise of the publicly-held warrants. The selling agent may enter into sub-agency agreements with other NASD member broker/dealer firms under which it may re-allow up to the full amount of its fee to those broker/dealer firms.

Q:   Who can help answer my questions about exercising my warrants?

A: If you have any more questions about exercising your warrants, you should contact

                           EBI Securities Corporation
                       6300 South Syracuse Way, Suite 645
                            Englewood, Colorado 80111
                                 (303) 694-0295


                               PROSPECTUS SUMMARY

     This summary highlights important information about Bonso's business and about this offering. Because it's a summary, it doesn't contain all the information you should consider before exercising your warrants. Therefore, please read the entire prospectus.

     As used in this prospectus, "China" refers to all parts of the People's Republic of China other than the Special Administrative Region of Hong Kong. The term "Bonso" refers to Bonso Electronics International Inc. and, where the context requires or suggests, its direct and indirect subsidiaries. All outstanding share data excludes 1,130,000 shares of common stock reserved for issuance upon exercise of certain outstanding stock options and 30,000 shares reserved for issuance upon exercise of stock options which may be granted in the future under Bonso's 1996 Non-Employee Directors' Stock Option Plan. See "Management--Stock Option Plans" and "Principal Shareholders."

Background

     Bonso presently has outstanding 2,174,403 publicly-held common stock purchase warrants which were issued in December 1994 in a public offering of units. Each warrant entitles the holder to purchase one share of Bonso's $0.003 par value common stock at $7.35 per share and is exercisable any time prior to 2:00 p.m. (Pacific Time) on January 31, 2000, unless extended by the board of directors. The publicly-held warrants are redeemable by Bonso at any time at $0.05 per warrant upon 30 to 45 days notice if the closing price of the common stock for 20 consecutive trading days within the 30-day period before the date the notice is given is at least $8.575 per share.

     In addition, Bonso has outstanding 110,000 warrants which were issued to the representatives of the underwriters of its 1994 public offering. Each representatives' warrant entitles the holder to purchase one unit, consisting of one share of common stock and two warrants, at $9.1875 per unit at any time prior to 5:00 p.m. (Pacific Time) on December 14, 1999. The representatives' warrants are not redeemable. The 220,000 warrants contained in the units are exercisable on the same terms and conditions as the publicly-held warrants described above.

     The registration statement of which this prospectus is a part registers the shares of common stock underlying the publicly-held warrants and the representatives' warrants. The warrants and the representatives' warrants are collectively referred to in this prospectus as the "warrants."

     The exercise prices of the warrants as described above are wholly arbitrary and there is no assurance that the price of the common stock will, at any time, equal or exceed the exercise prices of the warrants. The warrants can be exercised only if a current prospectus is in effect. See "Description of Securities--Warrants."

The Company

     Bonso designs, develops, manufactures and sells a comprehensive line of electronic scales and weighing instruments and electronic consumer and health care products. Bonso's electronic scales include bathroom, kitchen, office, jewelry, laboratory, pocket, hanging, postal, industrial and parcel scales that are used in consumer, commercial and industrial applications. Bonso's electronic consumer and health care products include pedometers, chronographs, electronic thermometers and blood pressure meters.

     Bonso also plans to enter the digital telecommunications market, and anticipates that its first telecommunications product will be a two-way radio. Bonso has engaged a senior manager with experience in telecommunications manufacturing. There can be no assurance, however, that development of any telecommunications products will be successfully completed, that Bonso will obtain customers for any of these products or that sales of any of these products will be profitable.

     Bonso's wholly-owned Hong Kong subsidiary - Bonso Electronics Limited ("Bonso Electronics") - is responsible for the design, development, manufacture and sale of Bonso's products. Bonso Electronics has one active Hong Kong subsidiary - Bonso Investment Limited ("BIL") - which has been used to acquire and hold Bonso's real estate investments in Hong Kong and China, and one inactive subsidiary - Bonso Advance Technology Limited.

     Bonso has manufactured all of its products in China since 1989 in order to take advantage of lower overhead costs and competitive labor rates available there. In January 1997, Bonso completed a new manufacturing facility in the DaYang Synthetical Development District in Shenzhen, China, which approximately tripled Bonso's production capacity. The leasehold, facilities, machinery, furniture and equipment at that facility are owned and operated by Bonso Electronics (Shenzhen) Co. Ltd. ("Shenzhen Bonso"), a 100% Company-owned Chinese limited liability company which was formed in June 1994. The location of Bonso's factory in Shenzhen, only about 50 miles from Hong Kong, permits Bonso to manage easily manufacturing operations from Hong Kong, and facilitates transportation of Bonso's products out of China through the port of Hong Kong.

     For the fiscal year ended March 31, 1999, Bonso had sales of US$13,046,265 and net income of US$13,754. For the six months ended September 30, 1999, Bonso had sales of US$7,854,730 and net income of US$621,536.


The Offering

Securities offered ...........................     2,504,403 shares of common stock,  $0.003 par
                                                   value, issuable upon exercise of warrants

                                                   330,000  shares  of common  stock,  $.003 par
                                                   value,  which  are  included  in  the  shares
                                                   issuable upon exercise of the warrants, to be
                                                   offered   from   time  to  time  by   selling
                                                   shareholders

Exercise price per share .....................     $7.35  per share - warrants held by public
  of common stock or unit                          $9.1875 per unit - representatives' warrants

Terms of the offering ........................     This  offering is being made by Bonso  solely
                                                   to  the   holders  of   Bonso's   outstanding
                                                   warrants.  Shares not issued in this offering
                                                   will not be  offered  or sold to the  public.
                                                   However,  shares  issued upon exercise of the
                                                   warrants may be resold under this  prospectus
                                                   from time to time.

Common stock outstanding .....................     2,919,159 shares
  prior to offering

Common stock outstanding .....................     5,423,562 shares
  after offering if all warrants exercised

Estimated net proceeds to Bonso if ...........     $18,164,850
  all warrants exercised

Use of proceeds ..............................     Management  intends  to use the net  proceeds
                                                   from this offering for working  capital.  See
                                                   "Use of Proceeds."

Risk factors .................................     Acquisition of shares of common stock through
                                                   the exercise of outstanding  warrants entails
                                                   a  high   degree   of  risk   and   immediate
                                                   substantial dilution. See "Risk Factors."

Nasdaq symbols ...............................     Common Shares.....  BNSO
                                                   Warrants..........  BNSOW

Summarized Consolidated Financial Data

     The following summary of financial information is derived from the audited consolidated financial statements of Bonso as of March 31, 1998 and 1999 and for each of the three fiscal years in the period ended March 31, 1999, together with the notes to those financial statements, included in other sections of this prospectus. The financial information at and for the six months ended September 30, 1998 and 1999 is unaudited. This summary information is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements, together with the notes to the consolidated financial statements, and "Management's Discussion and Analysis of Financial
Condition and Results of Operations" included in other sections of this prospectus.

         The consolidated financial statements are prepared in accordance with generally accepted accounted principles in the United States of America and are stated in U.S. dollars. The "as adjusted" column, below, gives effect to the sale of 2,504,403 shares of common stock consisting of 2,394,403 shares of common stock to be issued upon exercise of all of the publicly-held warrants, including the warrants included in the units underlying the representatives' warrants, at $7.35 per share and 110,000 shares of common stock to be issued upon exercise of all of the representatives' warrants at $9.1875 per share, with estimated net proceeds to Bonso of $18,164,850.


                                      SUMMARIZED CONSOLIDATED FINANCIAL DATA
                               (In thousands of U.S. dollars, except per share data)

                                                                                                Six Months Ended
                                                   Year Ended March 31,                           September 30,
                                           -----------------------------------                -------------------
Income Statement Data                      1997            1998           1999                1998           1999
---------------------                      ----            ----           ----                ----           ----
                                        (Audited)       (Audited)      (Audited)          (Unaudited)    (Unaudited)
Sales                                   $  16,989      $  23,716       $  13,046           $   6,946       $   7,855

Gross margin                            $   4,893      $   6,645       $   4,234           $   1,879       $   2,581

Income from operations                  $     916      $   2,354       $     244           $     262       $     730

Net income                              $     547      $   2,275       $      14           $     110       $     622

Earnings per share -  Basic             $    0.19      $    0.80            0.45 cents     $   0.036       $    0.20
                   -  Diluted           $    0.19      $    0.73            0.37 cents     $   0.032       $    0.17

Weighted average shares outstanding     2,825,949      2,829,448       3,079,219           3,034,439       3,115,880
Incremental shares from assumed
  exercise of:
    Warrants                                 --           25,562         166,024             177,727           --
    Stock options                          20,095        279,362         429,060             218,960         539,950
                                        ---------      ---------       ---------           ---------       ---------
Dilutive potential common shares           20,095        304,924         595,084             396,687         539,950
Adjusted weighted average shares        2,846,044      3,134,372       3,674,303           3,431,126       3,655,830


                                                   As of March 31,                   As of September 30,
                                                ---------------------              -------------------------
Balance Sheet Data                              1998             1999              1999          As Adjusted
------------------                              ----             ----              ----          -----------
                                              (Audited)        (Audited)        (Unaudited)      (Unaudited)

Total Current Assets                          $ 9,109           $ 7,308          $ 6,624           $24,789

Total Assets                                  $20,647           $18,660          $19,544           $37,709

Current Liabilities                           $ 5,925           $ 3,992          $ 3,972           $ 3,972

Debt                                          $ 3,507           $ 1,945          $ 3,399           $ 3,399

Total Liabilities                             $ 6,168           $ 4,034          $ 4,299           $ 4,299

Shareholders' Equity                          $14,479           $14,626          $15,245           $33,410

Net Working Capital                           $ 3,184           $ 3,316          $ 2,652           $20,817

                                  RISK FACTORS

Investment in the securities offered through this prospectus involves a high degree of risk. Please carefully consider the following risk factors, along with the other information contained in this prospectus, before deciding whether to exercise your warrants.


Political, Legal, Economic and Other Uncertainties of Operations in China and Hong Kong

     China's Sovereignty over Hong Kong Could Cause Instability. Bonso's principal executive and corporate offices are located in Hong Kong, formerly a British Crown Colony. Sovereignty over Hong Kong was transferred effective July 1, 1997 to China, and Hong Kong became a Special Administrative Region of China. The National People's Congress of China enacted the Basic Law in 1990 as the constitution of Hong Kong under China's sovereignty. While management does not believe that the transfer of sovereignty over Hong Kong to China has had or will have a material adverse effect on Bonso's business, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong, and any instability could have an adverse impact on Bonso's business.

     The Hong Kong dollar and the United States dollar have been fixed at approximately 7.80 Hong Kong dollars to $1.00 since 1983. The Chinese government expressed its intention in the Basic Law to maintain the stability of the Hong Kong currency after the sovereignty of Hong Kong was transferred to China. There can be no assurance that this will continue and Bonso could face increased currency risks if the current exchange rate mechanism is changed.

     Manufacturing in China Involves Risks Caused by Internal Political Factors. Bonso's manufacturing facility is located in China. As a result, Bonso's operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on imports and sources of supply, import duties, corruption, currency revaluation or the expropriation of private enterprise could materially and adversely affect Bonso. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. There can be no assurance that the Chinese government will continue to pursue these policies, that these policies will be successful if pursued, that these policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investment in that country. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. If for any reason Bonso were required to move its manufacturing operations outside of China, its profitability would be substantially impaired, its competitiveness and market position would be materially jeopardized and there can be no assurance that it could continue its operations.

     If China Were to Lose Most Favored Nation Status, Bonso Could be Adversely Affected. China currently enjoys most favored nation ("MFN") trade status, which provides China with the trading privileges generally available to trading partners of the United States. The United States annually reconsiders the renewal of China's MFN status. Various interest groups continue to urge that the United States not renew MFN for China and there can no assurance that controversies will not arise that threaten the status quo involving trade between the United States and China or that the United States will not revoke or refuse to renew China's MFN status. In any of these eventualities, Bonso's business could be adversely affected, by among other things, causing Bonso's products in the United States to become more expensive, which could result in a reduction in the demand for Bonso's products by customers in the United States. Trade friction between the United States and China, whether or not actually affecting Bonso's business, could also adversely affect the prevailing market price of Bonso's common stock and warrants.

     The Chinese Legal System and Application of Chinese Laws Are Uncertain. The legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law.

     China's Economic Policies Could Change. As part of its economic reform, China has designated certain areas, including Shenzhen where Bonso's manufacturing complex is located, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on Bonso. Moreover, economic reforms and growth in China have been more successful in certain provinces than others, and the continuation or increase of these disparities could affect the political or social stability of China.

     Bonso Is Dependent on a Single Factory. All of Bonso's products are currently manufactured at its manufacturing facility located in Shenzhen, China. Bonso does not own the land underlying its factory complex. It occupies the site under an agreement with the local Chinese government under which Bonso is entitled to use the land upon which its factory complex is situated until May 2044. This agreement and the operations of Bonso's Shenzhen factory are dependent on Bonso's relationship with the local government. Bonso's operations and prospects would be materially and adversely affected by the failure of the local government to honor the agreement. In the event of a dispute, enforcement of the agreement could be difficult in China.

     Moreover, fire fighting and disaster relief or assistance in China may not be as developed as in Western countries. Bonso currently maintains property damage insurance aggregating approximately $13,900,000 covering its stock in trade, goods and merchandise, furniture and equipment and buildings. Bonso does not maintain business interruption insurance. Investors are cautioned that material damage to, or the loss of, Bonso's factory due to fire, severe weather, flood or other act of God or cause, even if insured against, could have a material adverse effect on Bonso's financial condition, results of operations, business and prospects.

     Asia Has Recently Experienced Significant Economic Problems. Recently, several countries in Southeast Asia have experienced a significant devaluation of their currencies and decline in the value of their capital markets. In addition, several Asian countries have experienced a number of bank failures and consolidations. Management believes that most Asian countries have recovered from these declines and it does not believe that the declines in Southeast Asia will affect the demand for Bonso's products, because virtually all of Bonso's products are sold into developed countries not experiencing these declines. Moreover, because most of Bonso's products are paid for in U.S. dollars, management believes that Bonso is less susceptible to the effects of a devaluation in the Hong Kong dollar or Chinese renminbi if either or both were to occur despite assurances to the contrary by the Chinese government. However, the decline in the currencies of other Southeast Asian countries could render Bonso's products less competitive if competitors located in these countries are able to manufacture competitive products at a lower effective cost. Investors are cautioned that the decline in Southeast Asia may have a material adverse effect on Bonso's business, financial condition, results of operations or market price of its securities.

Risk Factors Relating to the Business of Bonso

     The Loss of Any of Bonso's Major Customers Could Significantly Affect Profitability. Four major customers accounted for approximately 62% of Bonso's sales in the fiscal year ended March 31, 1998 and 51% of its sales during the fiscal year ended March 31, 1999. The loss of any of these major customers could have a material negative impact on Bonso's business. See "Business--Customers and Marketing--Major Customers" and "Management's Discussion and Analysis of Financial Condition--Overview."

     Bonso Is Dependent on Its Key Personnel. Bonso's future performance will depend to a significant extent upon the efforts and abilities of certain members of senior management as well as upon Bonso's ability to attract and retain other qualified personnel. In particular, Bonso is largely dependent upon the continued efforts of Mr. Anthony So, its president, secretary, treasurer and chairman of its board of directors, and Mr. Kim Wah Chung, its director of engineering and research and development. To the extent that the services of Mr. So or Mr. Chung would be unavailable to Bonso, Bonso would be required to obtain other personnel to perform the duties that they otherwise would perform. There can be no assurance that Bonso would be able to employ another qualified person or persons, with the appropriate background and expertise, to replace Mr. So or Mr. Chung on terms suitable to it. See "Management."

     Bonso Faces Strong Competition. Bonso's business is in an industry that is highly competitive, and many of its competitors, both local and international, have substantially greater technical, financial and marketing resources than Bonso. See "Business--Competition."

     Bonso Needs Qualified Employees. Bonso's success is dependent on its ability to attract and retain qualified technical, marketing and production personnel. Bonso will have to compete with other larger companies for this type of personnel, and there can be no assurance that Bonso will be able to attract or retain qualified personnel of this nature.

     Bonso's Founder Controls the Company. At the present time, Mr. Anthony So, Bonso's founder and president, beneficially owns approximately 37.5% of the outstanding shares of common stock. Due to his stock ownership, Mr. So may be in a position to elect the board of directors and, therefore, to control Bonso's business and affairs including certain significant corporate actions such as acquisitions, the sale or purchase of assets and the issuance and sale of Bonso's securities. See "Principal Shareholders."

     Bonso's Operating Results Are Subject to Wide Fluctuations. Bonso's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect net sales, gross profit and profitability. This could result from any one or a combination of factors, many of which are beyond Bonso's control. Results of operations in any period should not be considered indicative of results to be expected in any future period, and fluctuations in operating results may also result in fluctuations in the market price of Bonso's common stock.

Certain Legal Consequences of Foreign Incorporation and Operations

     Judgments Against Bonso and Its Management May Be Difficult to Obtain or Enforce. Bonso is a holding corporation organized as an International Business Company under the laws of the British Virgin Islands. Bonso's principal operating subsidiary is organized under the laws of Hong Kong, where Bonso's principal executive offices are also located. Outside the United States, it may be difficult for investors to enforce judgments against Bonso obtained in the United States in actions brought against Bonso, including actions predicated upon civil liability provisions of federal securities laws. In addition, most of Bonso's officers and directors reside outside the United States and the assets of these persons and of Bonso are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against Bonso or these persons judgments predicated upon the liability provisions of U.S. securities laws. Bonso has been advised by its Hong Kong counsel and its British Virgin Islands counsel that there is substantial doubt as to the enforceability against Bonso or any of its directors or officers located outside the United States in original actions or in actions for enforcement of judgments of U.S. courts of liabilities predicated solely on the civil liability provisions of federal securities laws. See "Enforceability of Certain Civil Liabilities and Certain Foreign Issuer Considerations."

     Because  Bonso  Is  Incorporated   in  the  British  Virgin  Islands,   Its
Shareholders May Not Have the Same Protections as Shareholders of U.S. Corporations. Bonso is organized under the laws of the British Virgin Islands. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of Bonso's management, directors and controlling shareholders and the rights of Bonso's shareholders differ from, and may not be as protective of shareholders as, those that would apply if Bonso were incorporated in a jurisdiction within the United States. Directors of Bonso have the power to take certain actions without shareholder approval, including an amendment of Bonso's Memorandum or Articles of Association and certain fundamental corporate transactions, including reorganizations, certain mergers or consolidations and the sale or transfer of assets. In addition, there is doubt that the courts of the British Virgin Islands would enforce liabilities predicated upon U.S. securities laws.

     Bonso's Shareholders Do Not Have the Same Protections or Information Generally Available to Shareholders of U.S. Corporations Because of Exemptions for Foreign Private Issuers. Bonso is a foreign private issuer within the meaning of rules promulgated under the Securities Exchange Act of 1934. As a result, and though its common stock is registered under Section 12(g) of the Exchange Act, it is exempt from certain provisions of the Exchange Act applicable to United States public companies including: the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect to a security registered under the Exchange Act and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within six months or less). Because of the exemptions under the Exchange Act applicable to foreign private issuers, shareholders of Bonso are not afforded the same protections or information generally available to investors in public companies organized in the United States.

Risks Relating to this Offering

     You May Not be Able to Sell Your Shares of Common Stock for What You Paid for Them. The exercise prices of the publicly held warrants and the representatives' warrants have been arbitrarily determined through negotiations between Bonso and the representatives of the underwriters of Bonso's 1994 public offering. The exercise prices of the warrants do not necessarily bear any relationship to the assets, operating results, book value or shareholders' equity of Bonso or any other statistical criterion of value. The exercise prices of the warrants should not under any circumstances be regarded as an indication of any future market price of Bonso's common stock.

     Bonso May Not Receive Enough Money From Warrant Exercises to Fund Its Planned Operations. In 1998, Bonso solicited the exercise of the publicly held warrants. Management intended to utilize a portion of the proceeds from the exercises of these warrants to fund expansion of operations, including the development and production of Bonso's proposed cordless telephone. However, only 25,597 warrants were exercised. There is no assurance that any more of the warrants will be exercised. Accordingly, funding for the expansion of Bonso's operations will be dependent on its ability to generate significant operating revenue or procure additional financing. There can be no assurance that sufficient operating revenue can be generated or that any additional financing can be arranged on favorable terms and in the amounts required to fund Bonso's operations.

     You May Not Be Able to Exercise Your Warrants. Exercise of Bonso's outstanding warrants is subject to its either maintaining the effectiveness of its registration statement, or filing an effective registration statement with the Securities and Exchange Commission and complying with the appropriate state securities laws. No assurance can be given that at the time a warrant holder seeks to exercise the right to purchase Bonso's common stock an effective registration statement will in fact be in effect or that Bonso will have complied with all appropriate state securities laws.

     Future Sales of Restricted Shares Into the Public Market Could Depress the Market Price of the Common Stock. As of the date of this prospectus, 1,168,421 outstanding shares of Bonso common stock are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933. Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, they may be sold into the public market under certain conditions. Further, Bonso has issued options to purchase 1,130,000 shares of common stock and has reserved an additional 30,000 shares for issuance upon exercise of stock options which may be granted in the future under its existing stock option plans, in addition to the 2,504,403 shares which could be issued under this prospectus. It is possible that, when permitted, the sale to the public of these shares, or shares acquired upon exercise of the options, could have a depressing effect on the price of the common stock. Further, future sales of these shares and the exercise of these options could adversely affect Bonso's ability to raise capital in the future.

     The Market Price of Bonso's Common Stock Fluctuates . The markets for equity securities have been volatile and the price of Bonso's common stock has been and could continue to be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, sales of common stock by officers, directors and principal shareholders, general market trends and other factors.

     Shareholders Who Do Not Exercise Their Warrants Would Be Diluted By the Exercise of Other Warrants. Current shareholders of Bonso who also hold warrants will have their percentage of ownership in Bonso diluted if they choose to let their warrants expire and other warrant holders choose to exercise their warrants.

     Bonso Might Decide to Redeem the Warrants. The publicly held warrants are redeemable by Bonso at any time at $0.05 per warrant upon 30 to 45 days notice if the closing price of the common stock for 20 consecutive trading days within the 30-day period before the date the notice is given is at least $8.575 per share. If Bonso calls the publicly held warrants for redemption, the holders of the publicly held warrants must either (i) exercise the publicly held warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so; (ii) sell the public warrants at the then current market price when they might otherwise wish to hold the publicly held warrants; or (iii) accept the nominal redemption price, which is likely to be substantially less than the market value of the publicly held warrants. No assurance can be given that at the time of redemption an effective registration statement will be in effect or that Bonso will have complied with all appropriate state securities laws so that a publicly held warrant holder will be able to exercise his public warrants rather than accepting the $0.05 per warrant redemption price.

     The Market Price of the Common Stock Could Drop Because the Selling Agents May Not Be Allowed to Make a Market For the Stock Until After This Solicitation. The selling agents have advised Bonso that they may make a market in Bonso's securities. Regulation M under the Securities Exchange Act of 1934 may prohibit the selling agents from engaging in any market making activities with regard to Bonso's securities for a specified period prior to any solicitation by the selling agents of the exercise of the public warrants until the later of the termination of any solicitation activity or the termination (by waiver or otherwise) of any right that the selling agents may have to receive a fee for the exercise of the public warrants following a solicitation. As a result, the selling agents may be unable to provide a market for Bonso's securities during certain periods while the public warrants are exercisable. Any temporary cessation of these market making activities could have an adverse effect upon the market price of Bonso's securities.


                           FORWARD-LOOKING STATEMENTS

     Some  statements  contained in this  prospectus  that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Bonso's future economic performance and financial position and plans and objectives of management for future operations including plans and objectives relating to the development and sale of telecommunications products. Forward-looking statements are subject to factors that could cause the actual results to differ materially from future results expressed or implied by forward-looking statements. They are based on assumptions, including the following:

     o that political, economic and commercial conditions in Hong Kong and China will not change materially or adversely

     o that competitive conditions affecting Bonso will not change materially or adversely

     o    that demand for Bonso's products will be strong

     o    that Bonso will retain existing key management personnel

     o    that Bonso's forecasts will accurately anticipate market demand

     o that there will be no material adverse change in Bonso's operations or business

     Assumptions relating to these factors involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Bonso's control. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. Management intends that the forward-looking statements contained in this prospectus be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

                 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND
                      CERTAIN FOREIGN ISSUER CONSIDERATIONS

     Bonso is a British Virgin Islands holding corporation. Bonso has appointed Henry F. Schlueter, 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265 as its agent upon whom process may be served in any action brought against it under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against Bonso obtained in the United States in any of these actions, including actions predicated upon civil liability provisions of the United States securities laws. In addition, most of Bonso's officers and directors reside outside the United States and the assets of these persons and of Bonso are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against Bonso or these persons judgments obtained in United States courts predicated upon the liability provisions of the United States securities laws. Bonso has been advised by Harney, Westwood and Riegels ("HW&R"), its British Virgin Islands counsel, and by Norman M.K. Yeung & Co., Solicitors ("Yeung & Co."), its Hong Kong counsel, that there is substantial doubt as to the enforceability against Bonso or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated solely on the civil liability provisions of the United States securities laws.

     Bonso has been advised by Yeung & Co. and HW&R that no treaty exists between Hong Kong or the British Virgin Islands and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of Hong Kong and the British Virgin Islands are generally prepared to accept a foreign judgment as evidence of a debt due. An action may then be commenced in Hong Kong or the British Virgin Islands for recovery of this debt. A Hong Kong or British Virgin Islands court will only accept a foreign judgment as evidence of a debt due if:

     (1)  the judgment is for a liquidated amount in a civil matter;

     (2) the judgment is final and conclusive and has not been stayed or satisfied in full;

     (3) the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature (in this regard, a Hong Kong or British Virgin Islands court is unlikely to accept a judgment for an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the person in whose favor the judgment was given);

     (4) the judgment was not obtained by actual or constructive fraud or duress;

     (5)  the  foreign  court  has  taken   jurisdiction  on  grounds  that  are
          recognized by the common law rules as to conflict of laws in Hong Kong or the British Virgin Islands;

     (6) the proceedings in which the judgment was obtained were not contrary to natural justice;

     (7) the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of Hong Kong or the British Virgin Islands;

     (8) the person against whom the judgment is given is subject to the jurisdiction of the Hong Kong or the British Virgin Islands court; and

     (9) the judgment is not on a claim for contribution in respect of damages awarded by a judgment that does not satisfy the above requirements.

     Enforcement of a foreign judgment in Hong Kong or the British Virgin Islands may also be limited or affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

     Under United States law, majority and controlling shareholders generally have certain "fiduciary" responsibilities to the minority shareholders.
Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. The British Virgin Islands law protecting the interests of the minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in United States jurisdictions. While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, i.e. in the name of and for the benefit of the company and to sue the company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any of these actions may be brought and the procedures and defenses that may be available in respect of any of these actions may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders in a United States company.


                 FINANCIAL STATEMENTS AND CURRENCY PRESENTATION

     Bonso prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. (See note 1 to the consolidated financial statements.) Bonso publishes its financial statements in United States dollar for the following reasons: (1) Bonso is incorporated in the British Virgin Islands where the currency is the United States dollar; (2) Bonso conducts substantially all of its sales transactions in United States dollars; and (3) the exchange rate between the Hong Kong dollar and the United States dollar has been fixed at 7.80 Hong Kong dollars to $1.00 since 1983. All dollar amounts ("$") set forth in this prospectus are in United States dollars.


                                   THE COMPANY

     Bonso Electronics International Inc. was incorporated on August 8, 1988 as a limited liability International Business Company under the laws of the British Virgin Islands to serve as a holding company for Bonso's operating subsidiary, which was formed in 1980. As an International Business Company, Bonso is prohibited from doing business with persons resident in the British Virgin

Islands, owning real estate in the British Virgin Islands or acting as a bank or insurance company. Bonso was incorporated in the British Virgin Islands principally to facilitate trading in its securities. The government of Hong Kong imposes a stamp duty on the transfer of securities of Hong Kong corporations. No duty of this kind is imposed by the British Virgin Islands, and Bonso is also exempt from income tax in the British Virgin Islands. Bonso's corporate administrative matters are conducted through its registered agent, HWR Services Limited, P.O. Box 71, Road Town, Tortola, British Virgin Islands. Bonso's
principal executive offices are located at Flat A-D, 8th Floor, Universal Industrial Centre, 23-25 Shan Mei Street, Fo Tan, Shatin, New Territories, Hong Kong. Its telephone number is 852-2605-5822, its facsimile number is 852-2691-1724 and its E-mail address is info@bonso.com.

     Bonso Electronics Limited ("Bonso Electronics"), Bonso's wholly owned Hong Kong subsidiary, is mainly responsible for the design, development, manufacture and sale of a comprehensive line of electronic scales, weighing instruments and electronic consumer and health care products. Bonso Electronics has one active Hong Kong subsidiary - Bonso Investment Limited ("BIL"), which has been used to acquire and hold Bonso's real estate investments in Hong Kong and China.

     Since January 1997, Bonso's products have been manufactured at Bonso's manufacturing facility in the DaYang Synthetical Development District in Shenzhen, China. The leasehold, facilities, machinery, furniture and equipment at that facility are owned and operated by Bonso Electronics (Shenzhen) Co. Ltd. ("Shenzhen Bonso"), a 100% company-owned Chinese limited liability company which was formed in June 1994. See "Business--Properties--China."

                                 USE OF PROCEEDS

     If all of the 2,504,403 warrants are exercised, of which there can be no assurance, the maximum estimated net proceeds to Bonso will be approximately $18,164,850 after deduction of fees and the expenses of this offering.

     Bonso intends to use the net proceeds for working capital. Working capital may be used for further expansion of Bonso's operations, on-going operations, general and administrative expenses or any other use which the board of directors deems appropriate.

     Pending utilization, management intends to make temporary investments of the proceeds in bank certificates of deposit, interest-bearing savings and checking accounts, prime commercial paper or government obligations. An investment in interest-bearing assets, if continued for an extensive period of time within the definitions of the Investment Company Act of 1940, as amended, could subject Bonso to classification as an "investment company" under the Investment Company Act of 1940 and to registration and reporting requirements thereunder, although Bonso does not intend this to be a result.


                          TAXATION AND DIVIDEND POLICY

Dividend Policy

     Bonso  has  never  paid any  dividends  on its  common  stock  and does not anticipate paying any dividends in the future. The board of directors has not adopted a policy with respect to the payment of dividends. The declaration of cash dividends may be considered by the board of directors from time to time based on Bonso's results of operations. Bonso's dividend policy will be dependent on its net income, financial position and capital requirements along with economic and market conditions, industry standards and other factors. In addition, dividend distribution and repatriation of profits or funds from Bonso's operations in China are regulated by Chinese laws and regulations. No profits are generated from China because Bonso's Chinese operations involve only the manufacture and assembly of its products which are then shipped to Hong Kong for sale and distribution. However, these laws could be interpreted differently in the future, in which case Bonso's ability to pay dividends could be adversely affected. In light of the above, no assurance can be given as to the amount or timing of future dividend payments, if any. See "Description of Securities--Exchange Controls and Other Limitations Affecting Shareholders."

Taxation

     Under current British Virgin Islands law, Bonso is not subject to tax on its income. Most of Bonso's subsidiaries' profits accrue in Hong Kong, where the corporate tax rate is currently 16%. There is no tax payable in Hong Kong on offshore profit or on dividends paid to Bonso Electronics Limited by its subsidiaries or by Bonso Electronics Limited to Bonso. Therefore, the overall effective tax rate of Bonso may be lower than that of most United States corporations; however, this could be materially and adversely affected by changes in the tax laws of the British Virgin Islands, Hong Kong or China.

     No reciprocal tax treaty regarding withholding exists between the United States and the British Virgin Islands. Under current British Virgin Islands law, dividends, interest or royalties paid by Bonso to individuals are not subject to tax as long as the recipient is not a resident of the British Virgin Islands. If Bonso were to pay a dividend, Bonso would not be liable to withhold any tax, but shareholders would receive gross dividends, if any, irrespective of their residential or national status.

     Dividends, if any, paid to any United States resident or citizen shareholder would be treated as dividend income for United States federal income tax purposes. These dividends would not be eligible for the 70% dividends-received deduction allowed to United States corporations on dividends from a domestic corporation under Section 243 of the United States Internal Revenue Code of 1986. Various Internal Revenue Code provisions impose special taxes in certain circumstances on non-United States corporations and their shareholders. Shareholders of Bonso are urged to consult their tax advisors with regard to these possibilities and their own tax situation.

     In addition to United States federal income taxation, shareholders may be subject to state and local taxes upon their receipt of dividends.


                          PRICE RANGE OF COMMON SHARES

     Bonso's common stock and publicly held warrants are traded only in the United States over-the-counter market. The common stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") National Market under the trading symbol BNSO; the publicly held warrants are quoted under the trading symbol BNSOW on Nasdaq.

     The table set forth below presents the range, on a quarterly basis, of high and low closing sales prices per share of common stock and per publicly held warrant as reported by Nasdaq for the last two fiscal years and for the first quarter of the fiscal year ending March 31, 2000. The quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not necessarily represent actual transactions.

Common Stock

         Quarter Ended                             High              Low
         -------------                             ----              ---

     Fiscal 1998
     -----------

     June 30, 1997 ............................   $    2.25        $  1.6875
     September 30, 1997 .......................   $    6.50        $  2.0625
     December 31, 1997 ........................   $   8.375        $   5.375
     March 31, 1998 ...........................   $  10.125        $   5.875

     Fiscal 1999
     -----------
     June 30, 1998 ............................   $  11.375        $  9.0625
     September 30, 1998 .......................   $  11.125        $   5.125

     December 31, 1998 ........................   $   6.125        $   3.125
     March 31, 1999 ...........................   $    7.50        $   5.375

     Fiscal 2000
     ----------

     June 30, 1999 ............................   $   7.625        $    5.75
     September 30, 1999 .......................   $    7.50        $   6.281

Public Warrants

         Quarter Ended                                 High              Low
         -------------                                 ----              ---

     Fiscal 1998
     -----------
     June 30, 1997 ............................     $  0.40625     $   0.3125
     September 30, 1997 .......................     $     1.50     $  0.40625
     December 31, 1997 ........................     $    2.375     $  0.78125
     March 31, 1998 ...........................     $   2.5625     $    1.125

     Fiscal 1999
     -----------

     June 30, 1998 ............................     $    3.375     $    2.125
     September 30, 1998 .......................     $    3.453     $    0.063
     December 31, 1998 ........................     $    0.656     $    0.156
     March 31, 1999 ...........................     $    0.875     $    0.313

     Fiscal 2000
     -----------
     June 30, 1999 ............................     $    0.688     $    0.188
     September 30, 1999 .......................     $    0.469     $    0.188

     As of September 30, 1999, Bonso had 2,919,159 shares of common stock outstanding. These shares were held by approximately 297 holders of record worldwide, including 293 holders of record in the United States. On ___________, 1999, the closing sale price of the common stock as reported on the Nasdaq National Market was $_____.


                                 CAPITALIZATION

     The following table sets forth the capitalization of Bonso at September 30, 1999 and as adjusted to reflect the sale by Bonso of (i) 2,174,403 shares of common stock underlying the public warrants at an exercise price of $7.35 per share; (ii) 110,000 shares of common stock underlying the representatives' warrants at an exercise price of $9.1875 per unit; and (iii) 220,000 shares of common stock underlying the public warrants contained in the units at an exercise price of $7.35 per share. The table should be read in conjunction with the unaudited consolidated financial statements appearing in other sections of this prospectus. Figures in the "as adjusted" column assume the exercise of 100% of the publicly held warrants and 100% of the representatives' warrants. Dollar amounts are in thousands.

                                                                 September 30, 1999
                                                               Actual       As Adjusted
                                                               ------       -----------
                                                             (Unaudited)     (Unaudited)
Long-term debt and capital lease obligations,
    net of current maturities ..............................   $   327        $   327
Shareholders equity:
  Common stock, $0.003 par value per share:
     23,333,334 shares authorized; 2,919,159 shares
     issued and outstanding as of September 30, 1999 ; and
      5,423,562 shares to be issued and outstanding as
      adjusted .............................................   $     9        $    16
  Additional paid in capital ...............................   $ 8,856        $27,014
  Retained earnings ........................................   $ 6,147        $ 6,147
  Accumulated other comprehensive income ...................   $   234        $   234

Total long-term liabilities and shareholders' equity .......   $15,573        $33,738


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below as of March 31, 1998 and 1999 and for each of the three fiscal years in the period ended March 31, 1999 are derived from the audited consolidated financial statements and notes to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States of America in United States dollars, and which appear in another section of this prospectus. The selected consolidated financial data set forth below as of March 31, 1995, 1996 and 1997 and for each of the two fiscal years in the period ended March 31, 1996 have been derived from Bonso's audited consolidated financial statements which do not appear in this prospectus. The financial data set forth below at and for the six months ended September 30, 1998 and 1999 are unaudited and include, in the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of financial position and results of operations. Operating results for the six months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending March 31, 2000. The selected consolidated financial data are qualified in their entirety by reference to, and should be read in conjunction with, the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in another section of this prospectus.

                                                                                   Year ended March 31,
Income Statement Data                                     1995               1996              1997          1998       1999
                                                          ----               ----              ----          ----       ----
                                                               (In thousands of United States dollars, except per share data)

Net sales ..........................................    $13,266            $14,248           $ 16,989    $ 23,716    $ 13,046
Cost of sales ......................................     (8,936)            (9,412)           (12,096)    (17,071)      8,812
                                                       --------           --------           --------    --------    --------
Gross margin .......................................      4,330              4,836              4,893       6,645       4,234
Selling expenses ...................................       (265)              (325)              (433)       (420)       (197)
Salaries and related costs .........................     (1,561)            (1,960)            (1,973)     (1,897)     (1,626)
Research and development expenses ..................       (108)              (173               (122)       (159)       (566)
Administration and general expenses ................         98             (1,234)            (1,609)     (1,815)     (1,601)
Provision for permanent diminution in value
  of investment in a joint venture company .........       --                 (153)              --          --          --
Net gain on liquidation of a joint venture
  company ..........................................       --                 --                  160        --          --
                                                       --------           --------           --------    --------    --------
Income from operations .............................      2,494                991                916       2,354         244
Interest income ....................................         75                127                 64          73          63
Interest expenses ..................................       (560)              (607)              (532)       (503)       (445)
Less: Interest capitalized .........................       --                   58                 61          46          25
                                                       --------           --------           --------    --------    --------
                                                           (560)              (549)              (471)       (457)       (420)
Foreign exchange (losses)/gains ....................       (146)              (124)              (136)         35          38
Other income .......................................       --                   76                102         243          53
                                                       --------           --------           --------    --------    --------
Income/(loss) before income taxes ..................      1,863                521                475       2,248         (22)
Income tax (expense)/benefit .......................        (67)                96                 72          27          36
                                                       --------           --------           --------    --------    --------
Income before minority interests ...................      1,796                617                547       2,275          14
Minority interests .................................         47                (10)              --          --          --
                                                       --------           --------           --------    --------    --------
Net income .........................................   $  1,843           $    607           $    547    $  2,275    $     14
                                                       --------           --------           --------    --------    --------
Earnings per share   - Basic .......................   $   0.95           $   0.21           $   0.19    $   0.80    0.45 cents
                     - Diluted .....................   $   0.95           $   0.21           $   0.19    $   0.73    0.37 cents

Balance Sheet Data                                        1995               1996              1997          1998       1999
                                                          ----               ----              ----          ----       ----

Working capital ....................................   $  4,719           $  3,801           $  1,663    $  3,184    $  3,316
Total assets .......................................     18,278             20,700             20,516      20,647      18,660
Long-term debt and capital lease obligations,
  net of current maturities ........................         68                744                787         243          42
Deferred income taxes(liabilities)/assets ..........       (103)               (49)                16          74         112
Shareholders' equity ...............................     10,764             11,433             12,142      14,479      14,626




                                       21

                                                  Six months ended September 30,
                                                          1998        1999
                                                          ----        ----
                              (In thousands of United States dollars, except per share data)
Net sales ..........................................   $  6,946    $  7,855
Cost of sales ......................................     (5,067)     (5,274)
                                                       --------    --------
Gross margin .......................................      1,879       2,581
Selling expenses ...................................        (84)        (90)
Salaries and related costs .........................       (816)       (875)
Research and development expenses ..................        (12)        (98)
Administration and general expenses ................       (705)       (788)
Provision for permanent diminution in value
  of investment in a joint venture company .........       --          --
Net gain on liquidation of a joint venture
  company ..........................................       --          --
                                                       --------    --------
Income from operations .............................        262         730
Interest income ....................................         20          29
Interest expenses ..................................       (249)       (125)
Less: Interest capitalized .........................       --          --
                                                       --------    --------
                                                           (249)       (125)

Foreign exchange (losses)/gains ....................         37          (6)
Other income .......................................         40          81
                                                       --------    --------
Income/(loss) before income taxes ..................        110         709
Income tax (expense)/benefit .......................       --           (87)
                                                       --------    --------
Income before minority interests ...................        110         622
Minority interests .................................       --          --
                                                       --------    --------
Net income .........................................   $    110    $    622
                                                       --------    --------
Earnings per share   - Basuc .......................   $  0.036    $   0.20
                     - Diluted .....................   $  0.032    $   0.17

                                                         As of September 30,
Balance Sheet Data                                        1998        1999
                                                          -----       ----

Working capital ....................................    $  3452    $  2,652
Total assets .......................................     19,176      19,544
Long-term debt and capital lease obligations,
  net of current maturities ........................        178         327
Deferred income taxes(liabilities)/assets ..........       --           112
Shareholders' equity ...............................     14,703      15,245

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Bonso derives its revenues principally from the sale of electronic scales and electronic consumer and health care products manufactured by it in China. For the fiscal year ended March 31, 1998, Bonso had net sales of $23,715,576 and net income of $2,274,645. However, in the fiscal year ended March 31, 1999, net sales decreased to $13,046,265 and net income decreased to $13,754. For thesix months ended September 30, 1999, Bonso had net sales of $7,854,730 and net income of $621,536.

     Bonso was operating at full capacity in its prior manufacturing facility and, in January 1997, it moved its manufacturing operations to a new facility which has approximately tripled Bonso's manufacturing capacity. Management believes that Bonso will be able to increase sales to take advantage of its increased manufacturing capacity and improve margins and financial performance. Increased revenue and net income in future periods will depend on Bonso's ability to

     o strengthen its customer base by enhancing and diversifying its products

     o    increase the number of its customers

     o    expand into additional markets

     o    maintain or increase sales of its products to existing customers

     o    increase production

     o    control all of its costs.

     Although labor costs are increasing in China, Bonso's labor costs continue to represent a relatively small percentage of its total production costs. Management believes that increased labor costs in China will not have a significant effect on its total production costs or results of operations, and that Bonso will be able to continue to increase its production at its new facility without substantially increasing its non-production salaries and related costs. In addition, Bonso has not experienced significant difficulties in obtaining raw materials for its products, and management does not anticipate any such difficulties in the foreseeable future.

Results of Operations

     The following table sets forth selected income data as a percentage of net sales for the periods indicated.

                                                                                                      Six months ended
                                                                    Year ended March 31,                September 30,
     Income Statement Data                                       1997      1998      1999           1998            1999
                                                                 ----      ----      ----           ----            ----
     Net sales ............................................     100.0%    100.0%    100.0%           100%           100%
     Cost of sales ........................................     (71.2)    (72.0)    (67.5)         (72.9)         (67.1)%
                                                                -----      -----    -----          -----          -----
     Gross margin .........................................      28.8      28.0      32.5           27.1           32.9
     Selling expenses .....................................      (2.5)     (1.8)     (1.5)          (1.2)          (1.1)
     Salaries and related costs ...........................     (11.6)     (8.0)    (12.5)         (11.8)         (11.2)
     Research and development expenses ....................      (0.7)     (0.7)     (4.3)          (0.2)          (1.3)
     Administration and general expenses ..................      (9.5)     (7.6)    (12.3)         (10.2)         (10.0)
     Net gain on liquidation of a joint venture company ...       0.9       --        --             --             --
                                                                -----     -----     -----          -----          -----
     Income from operations ...............................       5.4       9.9       1.9            3.7            9.3
     Interest income ......................................       0.4       0.3       0.4            0.3            0.4
     Interest expense .....................................      (3.1)     (2.1)     (3.4)          (3.6)          (1.6)
                                                                -----     -----     -----          -----          -----
     Less: Interest capitalized ...........................       0.3       0.2       0.2            --             --
                                                                -----     -----     -----          -----          -----
                                                                (2.8)     (1.9)      (3.2)          (3.6)          (1.6)

     Foreign exchange (losses)/gains ......................      (0.8)      0.2       0.3            0.6           (0.1)
     Other income .........................................       0.6       1.0       0.4            0.6            1.0
                                                                -----     -----     -----          -----          -----
     Income before income taxes ...........................       2.8       9.5      (0.2)           1.6            9.0
     Income tax benefit/(cost) ............................       0.4       0.1       0.3            --            (1.1)
     Net income ...........................................       3.2%      9.6%      0.1%           1.6%           7.9%
                                                                =====     =====     =====          =====          =====

Six months ended September 30, 1999 compared to six months ended September 30, 1998

     Net Sales. Bonso's sales increased 13.1% from $6,945,587 for the six months ended September 30, 1998, to $7,854,730 for the six months ended September 30, 1999, primarily as a result of increased orders from new and existing customers.

     Gross Margin. Gross margin increased from 27.1% for the six months ended September 30, 1998 to 32.9% for the six months ended September 30, 1999, primarily due to the introduction of new, higher profit margin pocket and glass scales.

     Selling Expenses. Selling expenses increased by 6.6% from $84,450 for the six months ended September 30, 1998 to $90,050 for the six months ended September 30, 1999. This increase was attributable primarily to increased transportation expenses as a result of increased sales.

     Salaries and Related Costs. Salaries and related costs increased by 7.2% from $816,247 for the six months ended September 30, 1998 to $874,806 for the six months ended September 30, 1999. This increase was primarily due to an increase in the number of employees.

     Research and Development. Research and development expenses increased 733% from $11,802 during the six months ended September 30, 1998 to $98,314 for the six months ended September 30, 1999, primarily as a result of increasing emphasis on new product development, such as new industrial and kitchen scales.

     Administration and General Expenses. Administration and general expenses increased by 11.7% from $705,228 for the six months ended September 30, 1998, to $787,787 for the six months ended September 30, 1999. This increase was attributable primarily to increased advertising for product promotion and overseas travel to visit customers.

     Income from Operations. Income from operations increased by 178.8% from $261,930 for the six months ended September 30, 1998 to $730,151 for the six months ended September 30, 1999, primarily as a result of the factors described above.

     Other Income. Other income increased by 83.3% from $40,910 for the six months ended September 30, 1998 to $81,065 for the six months ended September 30, 1999, primarily as a result of the write off of a long outstanding payable in the amount of $31,208.

     Foreign Exchange Losses/Gains. Foreign exchange rates produced a gain of $36,946 for the six months ended September 30, 1998 and a loss of $6,446 for the six months ended September 30, 1999. This difference was primarily attributable to the difference between the pegged exchange rate and the actual transaction rate.

     Interest Expenses. Interest expenses decreased by 49.7% from $248,897 in the six months ended September 30, 1998 to $125,121 in the six months ended September 30, 1999, as a result of reduced bank borrowings.

     Net Income. Net income increased by 465.1% from $109,989 for the six months ended September 30, 1998 to $621,536 for the six months ended September 30, 1999, primarily as a result of increased sales and an improved gross margin.

Fiscal year ended March 31, 1999 compared to fiscal year ended March 31, 1998

     Net Sales. Bonso's sales decreased 45.0% from $23,715,576 for the fiscal year ended March 31, 1998, to $13,046,265 for the fiscal year ended March 31, 1999, primarily as a result of decreased orders from two major customers and from various smaller customers.

     Gross Margin. Gross margin increased from 28.0% to 32.5% primarily due to the fact that Bonso was able to utilize existing inventory by modifying it to fill orders and the fact that Bonso manufactured over 80% of the strain gauges which it used in its products. Implementation of a "just-in-time" inventory system, which resulted in a reduction in inventory, also contributed to this increase.

     Selling Expenses. Selling expenses decreased by 53.1% from $419,755 for the fiscal year ended March 31, 1998 to $196,974 for the fiscal year ended March 31, 1999. This decrease was attributable primarily to the decrease in sales.

     Salaries and Related Costs. Salaries and related costs decreased by 14.3% from $1,897,412 for the fiscal year ended March 31, 1998 to $1,625,731 for the fiscal year ended March 31, 1999. This decrease was primarily due to Bonso's efforts to control the number of employees in light of the reduction in orders from two major customers as well as a temporary reduction in management's salaries.

     Research and Development. Research and development expenses increased 256.7% from $158,706 during the fiscal year ended March 31, 1998 to $566,030 for the fiscal year ended March 31, 1999, primarily as a result of Bonso's increased emphasis on developing new products to diversify its customer base and particularly the expenditure of $392,454 on development of Bonso's proposed cordless telephone.

     Administration and General Expenses. Administration and general expenses decreased by 11.8% from $1,814,535 for the fiscal year ended March 31, 1998, to $1,601,186 for the fiscal year ended March 31, 1999. This decrease was attributable primarily to various cost saving programs such as negotiating with the owner of the Universal Industrial Centre property for a reduction of rental expenses. Bonso subsequently purchased its office space in an attempt to control this expense in the long run.

     Income from Operations. Income from operations decreased by 89.6% from $2,354,079 for the fiscal year ended March 31, 1998 to $244,171 for the fiscal year ended March 31, 1999, primarily as a result of reduced sales and a resulting increase in research and development efforts.

     Other Income. Other income decreased by 78.3% from $242,669 for the fiscal year ended March 31, 1998 to $52,662 for the fiscal year ended March 31, 1999, primarily as a result of reduced orders for scrap and increased efficiency which resulted in a reduction of scrap for resale.

     Foreign Exchange Losses/Gains. Foreign exchange rates produced a gain of $35,187 for the fiscal year ended March 31, 1998 and a gain of $37,882 for the fiscal year ended March 31, 1999. This difference was primarily attributable to the difference between the pegged exchange rate and the actual transaction rate.

     Interest Expenses. Interest expenses decreased by 8.1% from $457,838 in the fiscal year ended March 31, 1998 to $420,536 in the fiscal year ended March 31, 1999, as a result of reduced bank borrowings.

     Income Taxes. Bonso received an income tax credit of $27,117 for the fiscal year ended March 31, 1998 and $36,087 for the fiscal year ended March 31, 1999. The increase in tax credit is basically due to approved tax losses of certain of Bonso's subsidiaries during the year.

     Net Income. Net income decreased by 99.4% from $2,274,645 for the fiscal year ended March 31, 1998 to $13,754 for the fiscal year ended March 31, 1999, primarily as a result of decreased turnover and the other factors described above.

Fiscal year ended March 31, 1998 compared to fiscal year ended March 31, 1997

     Net Sales. Bonso's sales increased 39.6% from $16,989,019 for the fiscal year ended March 31, 1997, to $23,715,576 for the fiscal year ended March 31, 1998, primarily as a result of increased orders received from two major customers. Increased shipments to Bonso's two largest customers accounted for 32.6% of the net increase in sales. The addition of new products also contributed to the increase in net sales. A new model built-in scale and glass body scale accounted for approximately 2.4% of the net increase, and the balance of 4.6% is the result of increased orders from various existing customers.

     Gross Margin. Gross margin decreased from 28.8% to 28.0% primarily due to increased production costs and decreased selling prices for certain products.

     Selling Expenses. Selling expenses decreased by 3.0% from $432,518 for the fiscal year ended March 31, 1997 to $419,755 for the fiscal year ended March 31, 1998. This decrease was attributable primarily to better control over freight costs by shipping out larger lots of goods.

     Salaries and Related Costs. Salaries and related costs decreased by 3.9% from $1,973,021 for the fiscal year ended March 31, 1997 to $1,897,412 for the fiscal year ended March 31, 1998. This decrease was primarily due to Bonso's efforts to control the number of employees.

     Research and Development. Research and development expenses increased 29.8% from $122,263 during the fiscal year ended March 31, 1997 to $158,706 for the fiscal year ended March 31, 1998, primarily as a result of the increase in new product development, such as a series of low profile body scales, a generic LCD scale and a new pocket scale.

     Administration and General Expenses. Administration and general expenses increased by 12.8% from $1,609,217 for the fiscal year ended March 31, 1997, to $1,814,535 for the fiscal year ended March 31, 1998. This increase was attributable primarily to a write-off of deposits on property in the amount of

$78,436 and an increase in depreciation expense of $134,401 as a result of placing additional depreciable assets into service.

     Income from Operations. Income from operations increased by 157.1% from $915,569 for the fiscal year ended March 31, 1997 to $2,354,079 for the fiscal year ended March 31, 1998, primarily as a result of the factors described above.

     Other Income. Other income increased by 138.3% from $101,843 for the fiscal year ended March 31, 1997 to $242,669 for the fiscal year ended March 31, 1998, primarily as a result of increased assembly subcontracting work for a third party.

     Foreign Exchange Losses/Gains. Foreign exchange rates produced a loss of $135,780 for the fiscal year ended March 31, 1997 and a gain of $35,187 for the fiscal year ended March 31, 1998. This difference was primarily attributable to the difference between the pegged exchange rate and actual transaction rate.

     Interest Expenses. Interest expenses decreased by 2.7% from $470,655 in the fiscal year ended March 31, 1997 to $457,838 in the fiscal year ended March 31, 1998, as a result of reduced bank borrowings.

     Income Taxes. Bonso received an income tax credit of $71,368 for the fiscal year ended March 31, 1997 and $27,117 for the fiscal year ended March 31, 1998. The decrease in tax credit is basically due to the increase in tax expense of $35,926

     Net Income. Net income increased by 316.2% from $546,589 for the fiscal year ended March 31, 1997 to $2,274,645 for the fiscal year ended March 31, 1998 primarily as a result of increased turnover, better control of administrative overhead and other factors described above.

Seasonality

     The first calendar quarter of each year is typically the slowest sales period as Bonso's manufacturing facilities in China are closed for two weeks for Chinese New Year holidays to permit employees to travel to their homes in China. Throughout the remainder of the year, Bonso's products do not appear to be subject to significant seasonal variation.

     Employee incentive compensation is conditioned on the employee's return to work following the Chinese New Year and is paid to employees following the reopening of the factory after the holidays. Management believes that this method has resulted in lower employee turnover than might otherwise have occurred.

Liquidity and Capital Resources

     Bonso has traditionally relied on borrowings to meet its working capital requirements. These borrowings have been supplemented by internally generated funds and trade credits from suppliers. As of March 31, 1999, Bonso had in place general banking facilities with three financial institutions aggregating $6,217,949. These facilities include the ability to obtain overdrafts, letters of credit, notes payable and fixed loans. As of March 31, 1999, Bonso had utilized $2,059,357 under its general banking facilities. Interest on this indebtedness fluctuates with the prime rate and HIBOR as set by the Hong Kong Bankers Association. The bank credit facilities are collateralized by certain bank deposits of Bonso, by Bonso's real property located at Savanna Garden in Hong Kong and by a bank guarantee in the amount of $150,000. Bonso's bank credit facilities are due for renewal annually. Management of Bonso anticipates that the banking facilities will be renewed on substantially the same terms. Excluding the current portion of long term debt and capital lease obligations, the amount of total short-term bank borrowings outstanding as of March 31, 1998 was $3,199,737, and as of March 31, 1999 it was $1,944,756. During the fiscal year ended March 31, 1999, Bonso paid a total of $445,644 in interest on indebtedness (including capitalized interest), and during the six months ended September 30, 1999, it paid $125,121 (unaudited).

     Operating activities provided $2,644,612 of net cash for the fiscal year ended March 31, 1999 compared to $3,262,259 of net cash for the fiscal year ended March 31, 1998. The decrease from the fiscal year ended March 31, 1998 to the fiscal year ended March 31, 1999, was primarily due to the decrease in sales and in net income. Investing activities used $926,312 of net cash for the fiscal year ended March 31, 1999 and used $1,604,013 of net cash for the fiscal year ended March 31, 1998. The decrease in net cash used in investing activities from the fiscal year ended March 31, 1998 to the fiscal year ended March 31, 1999 was primarily due to a decrease in the acquisition of property, plant and equipment. Financing activities used $1,892,619 of net cash for the fiscal year ended March 31, 1999 and used $1,294,420 for the fiscal year ended March 31, 1998. This increase was primarily due to the repayment of banking facilities.

     As of March 31, 1999, Bonso had $271,447 in cash and cash equivalents as opposed to $448,454 as of March 31, 1998. As of September 30, 1999, it had
$383,747 (unaudited). There are no other material unused sources of liquid assets. Bonso believes that there are no material restrictions (including foreign exchange controls) on the ability of Bonso's subsidiaries to transfer funds to Bonso in the form of cash dividends, loans, advances or product/material purchases.

     Bonso's current ratio (current assets divided by current liabilities) increased from 1.54 as of March 31, 1998 to 1.83 as of March 31, 1999. Its quick ratio (cash and cash equivalents, restricted cash deposits and receivables divided by current liabilities) increased from 0.53 as of March 31, 1998 to 0.65 as of March 31, 1999.

     As of March 31, 1999, Bonso had contingent liabilities to banks for outstanding letters of credit of $114,601 as opposed to $502,270 as of March 31, 1998.

Impact of Inflation

     Management does not believe that inflation has had a material effect on Bonso's its business between 1998 and 1999. Bonso has generally been able to modify and improve its product designs so that it could either increase the prices of its products or lower the production cost in order to keep pace with inflation. All of Bonso's manufacturing is being done in China, and China is experiencing deflation. If this trend continues, Bonso could incur decreased labor costs with regard to its Chinese operations, resulting in lower production costs. Although the costs to Bonso of certain components used in the manufacture of its products have increased significantly over the past few years, management believes that any possible significant increase in material costs would affect the entire electronics industry and thus would not have a negative material impact on Bonso's competitive position.

Year 2000

     Bonso, like many owners of computer software, will be required to modify portions of its software so that it will function properly in the year 2000. Bonso's information technology systems are maintained under a maintenance arrangement with the primary vendor of its information technology software. The vendor has advised that it does not anticipate any problems in making the necessary modifications to Bonso's software. Bonso's inventory and purchasing software, as well as its accounting system, have been updated for Year 2000 compliance, including upgrading of hardware. The total expected costs in relation to these upgrades are immaterial to Bonso. Management anticipates that all necessary changes to Bonso's software will be completed before December 31, 1999, and that it will not experience any significant impact with respect to Year 2000 compliance with Bonso's non-information technology systems and equipment.

Taxation

     Under current British Virgin Islands law, Bonso is not subject to tax on its income. Most of Bonso's profits accrue in Hong Kong, where the corporate tax rate is currently 16%. There is no tax payable in Hong Kong on offshore profit or on dividends paid to Bonso Electronics Limited by its subsidiaries or by Bonso Electronics Limited to Bonso. Therefore, the overall effective tax rate of Bonso may be lower than that of most United States corporations; however, this could be materially and adversely affected by changes in the tax laws applicable to Bonso.

Exchange Rates

     Bonso sells most of its products to international customers. Bonso's principal export markets are North America (mainly the United States), Europe (mainly Germany) and Asia. Other markets are other European countries (such as the United Kingdom), Australia and Africa. Sales to international customers are made directly from Bonso to its customers. Bonso sells all of its products in United States dollars and pays for its material components principally in United States and Hong Kong dollars. A very small portion of the components used by Bonso are paid for in Japanese yen. Most factory expenses incurred by Bonso are paid in Chinese renminbi. Because the Hong Kong dollar is pegged to the United States dollar, the only material foreign exchange risk to Bonso arises from potential fluctuations in the Chinese renminbi; however, the Chinese renminbi was very stable in the past fiscal year and it is unlikely that there will be material fluctuations in the coming year. Bonso does not currently engage in hedging transactions, and does not intend to do so in the future.

Recent Accounting Pronouncements

     The Financial Accounting Standards Board has issued certain pronouncements which are effective as indicated below with respect to the fiscal years presented in the consolidated financial statements.

     SFAS No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements; it does not address issues of recognition of measurement. The primary element of comprehensive income applicable to Bonso is the foreign currency cumulative translation adjustment. The adoption of SFAS No. 130 in fiscal 1999 has had no impact on Bonso's consolidated results of operations, financial position or cash flows.

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement establishes guidelines for the way that public business enterprises report information about operating segments in financial statements. This statement also establishes guidelines for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 in fiscal 1999 has had no impact on Bonso's consolidated results of operations, financial position or cash flows.

     SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required. This statement revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The statement suggests combined formats for presentation of pension and other post-retirement benefit disclosures.The adoption of SFAS No. 132 in fiscal 1999 has had no impact on Bonso's consolidated results of operations, financial position or cash flows.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for fiscal years beginning after June 15, 2000. Restatement of disclosures for earlier periods provided for comparative purposes is required. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Bonso has evaluated the disclosure requirements of SFAS No. 133 and believes that implementation of the new standard will have no impact on its results of operations and financial position.

                                    BUSINESS

Overview

     Bonso designs, develops, manufactures and sells a comprehensive line of electronic scales and weighing instruments and electronic consumer and health care products. Bonso manufactures all of its products in the People's Republic of China. Bonso's electronic scales include bathroom, kitchen, office, jewelry, laboratory, pocket, hanging, postal, industrial and parcel scales that are used in consumer, commercial and industrial applications. Bonso's electronic consumer and health care products include pedometers, chronographs, electronic thermometers and blood pressure meters.

     Bonso also plans to enter the digital telecommunications market, and anticipates that its first telecommunications product will be a two-way radio. Bonso has engaged a senior manager with experience in telecommunications manufacturing. There can be no assurance, however, that development of any telecommunications products will be successfully completed, that Bonso will obtain customers for any of these products or that sales of any of these products will be profitable.

Business Strategy

     Bonso  experienced  dramatic  growth  from  1994 to 1998,  with  net  sales increasing from $12,548,770 in 1994 to $23,715,576 in the fiscal year ended March 31, 1998, and profitability increasing from net income of $1,023,821 in the fiscal year ended March 31, 1994 to net income of $2,274,645 in the fiscal year ended March 31, 1998. However, net sales decreased to $13,046,265 for the fiscal year ended March 31, 1999 and net income decreased to $13,754. For the six months ended September 30, 1999, Bonso had net sales of $7,854,730 (unaudited) and net income of $621,536 (unaudited). Management attributes these decreases primarily to decreased orders from two major customers, as well as various smaller customers of Bonso. Management believes that Bonso's continued growth depends on its ability to strengthen its customer base by enhancing and diversifying its products, increasing the number of customers and expanding into additional markets, while maintaining or increasing sales of its products to existing customers. Bonso's continued growth and profitability is also dependent upon its ability to control production costs and increase production capacity. Bonso's strategy to achieve these goals is as follows:

     Product Enhancement and Diversification. Bonso continually seeks to improve and enhance its existing products in order to provide a longer product life-cycle and to meet increasing customer demands for additional features. Bonso's research and development staff are currently working on these types of projects such as redesigning the existing pedometer, bicycle computer and blood pressure monitor, redesigning Bonso's bicycle accelerator in response to a change in the requirements of the Japanese government, expanding the health care line and attempting to make Bonso's products more competitive in price and features. During the last fiscal year, Bonso has completed development of a waterproof digital thermometer, a chronograph, an ear protector and two newly designed body scales. In addition, Bonso plans to enter the digital communications market and it also has, in varying stages of development, a bicycle accelerator and postal, kitchen and Gem scales, which are being developed to the specifications of OEM customers. See "Products," below.

     Maintaining and Expanding Business Relations with Existing Customers. Bonso promotes its relationships with its significant customers through regular communication with them, visits to its customers in their home countries and by providing direct access to Bonso's manufacturing and quality control personnel. This access, together with Bonso's concern for quality, has resulted in a relatively low level of defective products. Moreover, management believes that Bonso's emphasis on timely delivery, good service and low cost has contributed and will continue to contribute to good relations with its customers and increased orders. Further, management of Bonso solicits suggestions from its customers for product enhancement and will develop and incorporate the enhancements suggested by its customers into its products when feasible.

     Market Expansion. In 1998, Bonso expanded its marketing efforts in the United States and Europe. Management intends to continue increasing its marketing efforts with the use of its Web page and mailing product brochures. In addition, Bonso intends to increase the frequency of its direct and telemarketing contacts with both existing and potential customers and is negotiating with an individual to represent it in Hamburg, Germany, in order to expand Bonso's marketing efforts in the European Union.

     Controlling Production Costs. In 1989, recognizing that labor cost is a major factor permitting effective competition in the consumer electronic products industry, Bonso relocated all of its manufacturing operations to China to take advantage of the large available pool of relatively inexpensive manufacturing labor. Bonso has made an effort to locate and operate its manufacturing facilities consistent with the exigencies of manufacturing in China. For example, the location of Bonso's plant in China is in close proximity, approximately 50 miles, to Hong Kong thereby facilitating transportation of Bonso's products to markets outside of China.

     Bonso is currently attempting to control production costs by such means as redesigning its existing scales in order to decrease material and labor costs, controlling the number of employees, increasing the efficiency of workers by providing regular training and tools and redesigning the flow of the production line.

     Increasing Production Capacity. Since January 1997, Bonso's products have been manufactured at Bonso's new manufacturing facility in the DaYang Synthetical Development District in Shenzhen, China. This new facility has triple the capacity of Bonso's old manufacturing plant. The floor area of this new facility is not fully utilized.

Products

     The following table sets forth the percentage of net sales of each of Bonso's product lines for the fiscal years ended March 31, 1998 and 1999.

                                              Year ended March 31,
         Product Line                        1998              1999
         ------------                        ----              ----

         Scales                                77%               79%
         Health care products                  13                15
         Electronic consumer products           3                 2
         Other products and services            7                 4
                                             ----              ----
         Total                               100%              100%

Scales

     Bonso's weighing equipment ranges from the simplest spring scales to high precision electronic scales that translate weight readings into corresponding price and postage calculations.

     All of Bonso's electronic scales use strain gauge sensors, which management believes are one of the most reliable and accurate weight sensing systems currently available. A strain gauge sensor is a thin metal foil resistor which is bonded to a metal block, and which undergoes a change in electrical resistance as weight is loaded onto the metal block. The measurement of change in electrical resistance yields a measure of the applied weight.

     Bonso offers a variety of scales for diverse consumer, commercial and industrial applications. Scales currently offered by Bonso include bathroom, kitchen, office, jewelry, laboratory, pocket, hanging, postal, industrial and parcel scales. The following table sets forth the net sales of each type of scale as a percentage of total scale sales for the fiscal years ended March 31, 1998 and 1999:

                                                   Year ended March 31,
         Type of Scale                            1998             1999
         -------------                            ----             ----

         Postal and office                         45%               29%
         Kitchen                                    6                 8
         Jewelry and laboratory                    18                20
         Bathroom                                  14                15
         Pocket and hanging                        11                19
         Industrial and parcel                      6                 9
                                                 ----              ----
         Total scale sales                        100%              100%

     Bonso's electronic scales offer many advanced features such as a talking feature, automatic power off, automatic range, audio signal, digital auto-calibration, automatic zero tracking and multiple measuring units. The scales are built with either metal or plastic housings and come in various models and case designs. Bonso's scales are described in more detail below.

     Postal Scales. Bonso's postal scales are used primarily by businesses for weighing letters and parcels of up to 2,000 grams (4.4 lbs.) and are accurate to 1 gram. Postal scales are calibrated to give postal or franking cost for the various classes of delivery service available to various destinations. The scales are marketed primarily in Europe and the United States and are customized for the postal system of the country of destination.

     Office Scales. Bonso sells several models of office scales with capacities ranging from 2,000 grams (4.4 lbs.) to 5,000 grams (11 lbs.), and the scales are accurate to 1 gram. The scales are used in offices to weigh small packages and letters. Bonso's office scales are sold principally in the United States, Europe, Australia, Hong Kong and China.

     Kitchen Scales. Bonso's kitchen scales are used in households and restaurants to weigh ingredients for cooking and portions for dieting, with capacities ranging from 1,000 grams (2.2 lbs.) to 5,000 grams (11 lbs.), and the scales are accurate to 1 gram. Bonso's kitchen scales are marketed principally in the United States and Europe.

     Jewelry and Laboratory Scales. Jewelry and laboratory scales are used to weigh precious metals and stones. In the laboratory, the scales are used to weigh various chemicals and chemical compounds. Bonso's jewelry and laboratory scales are principally sold in the United States and Europe. The capacities of these scales range from 120 grams (0.25 lb.) to 1,200 grams (2.6 lbs.), and these scales are accurate to 0.01 gram or 0.1 gram, respectively.

     Bathroom Scales. Bonso's bathroom scales are used by consumers to monitor weight, with capacities up to 150 kilograms (330 lbs.). Bonso's bathroom scales are marketed primarily in the United States, Europe and Japan.

     Pocket and Hanging Scales. Pocket and hanging scales are small electronic scales that can be carried by a business person in his or her attache or brief case. The capacities of Bonso's pocket scales range from 80 grams (2.8 oz.) to 320 grams (11.2 oz.), and the scales are accurate to 0.1 gram. The hanging scales range from 15 kilograms (33 lbs.) to 25 kilograms (55 lbs.), and the scales are accurate to 10 grams. The pocket scales are principally used in the jewelry business for weighing low value metals and stones and the hanging scales are primarily used in fishing. Bonso's pocket and hanging scales are marketed primarily in the United States and Europe.

     Industrial/Parcel Scales. Bonso manufactures different models of industrial/ parcel scales, which are used in business or industry to weigh heavier parcels or objects (i.e., objects whose weight exceeds the capacity of Bonso's office scales). Industrial/parcel scales have a capacity ranging from 25 kilograms (55 lbs.) to 150 kilograms (330 lbs.). Bonso's industrial/parcel scales are marketed primarily in Europe.

Health Care Products

     Electronic Thermometers. Bonso's electronic thermometers, which include both Fahrenheit and centigrade versions, measure body temperature. Bonso's electronic thermometer is classified as a medical device under United States law. Medical devices are required to be approved by the United States Food and

Drug Administration (the FDA) prior to being marketed, unless the law provides a legal exemption from FDA approval. Bonso's electronic thermometer has received pre-market approval from the FDA. Sales of electronic thermometers were approximately 10% of Bonso's net sales in the fiscal year ended March 31, 1998, and 12% of net sales in the fiscal year ended March 31, 1999.

     Blood Pressure Meters. Bonso introduced electronic blood pressure meters to its line of products in November 1994. Bonso's electronic blood pressure meters have digital displays for highest blood pressure (systolic), lowest blood pressure (diastolic) and pulse rate (number of pulses per minute), as well as mean blood pressure. The meters have automatic power off, automatic pressure release, manual rubber bulb pump and many other standard features. Bonso has obtained FDA approval for marketing blood pressure meters in the United States. Sales of blood pressure meters were approximately 3% of Bonso's net sales in each of the fiscal years ended March 31, 1998 and 1999.

Electronic Consumer Products

     Chronographs. Bonso began shipping chronographs in 1998. A chronograph is a device for measuring the speed of a projectile by measuring the time it takes for it to go between two infra-red sensors. Sales of chronographs were approximately 0.9% of Bonso's net sales in the fiscal year ended March 31, 1999.

     Pedometers. Bonso began shipping electronic pedometers in 1993. A pedometer is worn by a walker or jogger to measure the distance traveled by recording the steps taken. Bonso's pedometer can be adjusted for varying stride lengths, and will keep track of distance traveled, elapsed time and average speed. Sales of pedometers were approximately 0.7% of Bonso's net sales in the fiscal year ended March 31, 1998, and 0.9% of net sales in the fiscal year ended March 31, 1999.

     Distance Meters. Bonso began shipping distance meters in 1998. Sales of distance meters were less than 0.1% of Bonso's net sales in the fiscal year ended March 31, 1999.

     Other Electronic Consumer Products. In the past, Bonso also manufactured joysticks and bicycle computers. Sales of joysticks were approximately 1.9% of Bonso's net sales in the fiscal year ended March 31, 1998 and sales of Bonso's bicycle computers were approximately 0.014% of its net sales in the fiscal year ended March 31, 1998. Bonso did not manufacture any joysticks or bicycle computers during the fiscal year ended March 31, 1999.

Other Products and Services

     Bonso also receives revenue from customer funded research and development for products subsequently produced and sold to them, the sale of semi-completed units and the sale of spare parts for repair work by its customers and from repair work performed by Bonso for its customers. These revenues constituted approximately 7% of net sales for the fiscal year ended March 31, 1998 and 4% of net sales for the fiscal year ended March 31, 1999.

Product Development, Design and Research

     The major responsibility of the product design and research and development personnel is to develop and produce designs to the satisfaction of and in accordance with the specifications provided by the OEMs. Management believes its engineering and product development capabilities are important to the future success of Bonso's business. Some of Bonso's product design, research and development activities are customer funded and are initiated under verbal agreements with specific customers for specific products. Bonso has successfully lowered its costs for its research and development team by moving most research and development activities to its facility in China and principally employing Chinese engineers and technicians at costs that are substantially lower than would be required in Hong Kong.

     At March 31, 1999, Bonso employed two individuals in Hong Kong and 16 individuals in China on its engineering staff, who are at various times engaged in research and development. Bonso also contracted with a firm in Germany to develop the software for its proposed cordless telephone. Bonso spent $158,706 and $566,030 on research and development during the fiscal years ended March 31, 1998 and 1999, respectively. Management intends to increase the number of research and development personnel to approximately 25.

     Bonso has, in varying stages of development, a bicycle accelerator and postal, kitchen, industrial and Gem scales, which are being developed to the specifications of OEM customers, and has recently commenced production of an ear protector and newly designed body scales.

Manufacturing

     Bonso currently manufactures and assembles all of its products in China. Generally, raw materials, electronic components and other parts are transported to Bonso's manufacturing plant in China where the finished products are assembled. The finished goods are then transported back to Hong Kong for sale by Bonso.

     Bonso manufactures some of its own components, metal parts and casings and plastic parts at its facility in China. In 1997, Bonso commenced manufacturing its own strain gauges, and it currently produces over 80% of the strain gauges utilized in its scales. Management believes that Bonso will realize a substantial cost saving from producing its own strain gauges in the future. Management's objective is to eventually produce 100% of the strain gauges utilized by Bonso; however, management may decide not to produce some low-demand strain gauges if it determines that to produce them would not be cost effective.

     To take advantage of lower overhead costs and competitive labor rates available in China, Bonso constructed a manufacturing facility in Shenzhen, China in 1989. The location of that factory in Shenzhen, only about 30 miles from Hong Kong, permitted Bonso to manage easily manufacturing operations from Hong Kong, and facilitated transportation of Bonso's products out of China through the port of Hong Kong, the busiest seaport for containerized shipping in the world. As sales increased since the year ended March 31, 1990, Bonso's use of available factory capacity increased. In planning for its future growth, Bonso entered into a contract to acquire a land lease for construction of a new manufacturing complex which, when completed, would approximately triple Bonso's production capacity. The construction of phase one of the new manufacturing complex was completed in December 1996 and Bonso commenced operations in the new complex in January 1997. The second, and final, phase was completed in May 1998. The new manufacturing complex is located in the DaYang Synthetical Development District in Shenzhen, China and is approximately 50 miles from Hong Kong. See "Properties--China," below.

     Because Bonso primarily sells and ships its products "F.O.B. Hong Kong," most of its customers are responsible for the transportation of finished products from Hong Kong to their final destination and bear the risk of loss from transportation. Components and finished products are transported to and from China primarily with Bonso's own truck. The majority of Bonso's component parts purchased from Japan, Taiwan and Korea are transported by ship or by air to Hong Kong. In recent years, Bonso has not been materially affected by any transportation problems.

     Management believes that it has sufficient water and power supplies for daily usage at its new manufacturing complex. Bonso has drilled two water wells to obtain additional water and to minimize cost.

     The availability of adequate power to run Bonso's factory is one of the difficulties of having a factory located in China. In order to minimize potential power problems that could develop in the Shenzhen factory, the factory, like most Chinese factories, is equipped with power generators capable of providing adequate electric power to operate the assembly line.

Component Parts and Suppliers

     Bonso purchases over 1,000 different component parts from more than 100 major suppliers and is not dependent upon any single supplier for any key component. Bonso purchases components for its products from suppliers in Japan, Taiwan, South Korea, Hong Kong and elsewhere. Bonso has not experienced, and management does not expect to experience, any difficulty in obtaining needed component parts for its products.

     The  major  component  parts  purchased  by Bonso are  integrated  circuits
(chips), LEDs, LCDs, strain gauges, force sensors, resistors, capacitors, transistors, diodes, printed circuit boards and batteries. Bonso purchases both stock or off the shelf chips and custom chips. There are many suppliers of both stock and custom chips in Japan and Taiwan. At the present time, Micro Chips in Taiwan, Samsung in South Korea and Hitachi, Toshiba and NEC in Japan provide most of Bonso's chips. Chips are one of the most expensive component parts purchased by Bonso.

     Strain gauges are the second most expensive components purchased by Bonso. Bonso currently produces over 80% of the strain gauges utilized in its scales, and obtains the remainder principally from a Japanese manufacturer. However, Bonso could also purchase strain gauges from suppliers located in the United States and China. LEDs and LCDs are generally custom made to match the chip design and are principally supplied by companies in Taiwan, Korea and Japan. The circuit boards can be purchased from circuit board manufacturers in Hong Kong. Resistors, capacitors, transistors, diodes and batteries are standard stock items and are generally purchased in Hong Kong and Taiwan.

     Bonso produces metal and plastic casings and parts for use in its products. Plastic resin and metal sheet can be purchased from suppliers in Hong Kong and Japan.

Quality Control

     Management maintains strict quality control procedures for every product manufactured by Bonso throughout the manufacturing process. Incoming raw materials and components are checked by Bonso's quality control personnel. Moreover, during the production stage, Bonso's quality control personnel monitor each operation in the manufacturing process, including the bonding of the chips, component insertion and assembly of the printed circuit boards and casings. All work in process is also checked during the manufacturing and assembly processes. After the assembly stage, every product is checked for proper functioning and cosmetic appearance. After packing and before shipment, the quality control personnel randomly check goods according to product specifications. Historically, Bonso's level of defective products has been low, and not material to its financial statements. Bonso's products are generally covered by a one-year limited warranty which provides for repair or replacement of defective products. In certain circumstances, an extended warranty may be offered. To date, claims against Bonso under its warranty program have been negligible.

     In April 1995, Bonso received an ISO 9001 certificate from Det Norske Veritas Industry B.V., The Netherlands. Bonso passed a reviewed audit by Det Norske Veritas, processed in March 1999, and is qualified to maintain the ISO 9001 certificate.

     The  ISO  9000  is a  program  developed  initially  by  the  International
Organization for Standardization in Geneva, Switzerland, to provide quality control registration standards that could be relied upon to provide assurances with regard to a registrant's quality control and manufacturing operations. Management believes that ISO 9000 registration provides its customers with quality control assurances that are recognized internationally, and that this registration also provides Bonso with a competitive advantage over many other manufacturers in the Far East who have not registered for ISO 9000 certification. In addition, Bonso has submitted applications for the CE mark for some products and, at the present time, over 36 product groups have been approved, including the electromagnetic compatibility directive (EMC) and the medical devices directive (MDD). A CE mark serves as confirmation to the European authorities that the marked product complies with all European Union directives relevant to the product and that the product may be traded freely in the European market.

Customers and Marketing

     Bonso sells its products in the United States,  Europe, Asia, Australia and
Africa.   Customers  for  Bonso's  scales  are  primarily   original   equipment
manufacturers, which market the products under their own brand names.

     Net export sales to customers by geographic area consisted of the following for each of the three years ended March 31, 1997, 1998 and 1999.


                                                     Year ended March 31,
                                   ---------------------------------------------------------
                                   1997                       1998                      1999

         North America         $ 7,537,401      44%       $12,598,672     53%        $5,597,402     43%
         Europe                  5,492,294      33          8,129,063     34          6,248,263     48
         Asia                    3,454,505      20          2,117,914      9          1,041,377      8
         Australia                 425,314       3            756,354      3            130,173      1
         Africa                     79,505      --            113,573      1             29,050     --
                              ------------    ----      -------------   ----       ------------   ----
         Total Net Sales       $16,989,019     100%       $23,715,576    100%        13,046,265    100%

     Bonso maintains a marketing team in Hong Kong. Bonso markets its products primarily through use of its Web page, advertising in trade publications such as Hong Kong Enterprise and the use of direct mail catalogues and product literature. In addition, Bonso's marketing team contacts existing and potential customers by telephone, mail, fax and in person.

     Major Customers. Sales of Bonso's products to OEMs accounted for approximately 87% of Bonso's total net sales during each of the years ended March 31, 1997, 1998 and 1999. Bonso's principal OEM customers include the following entities which market Bonso's products under the brand name indicated opposite their respective names:

                                                                                Percent of Company's Sales
                                                                                    Year ended March 31,
           Customer                   Brand Name           Products                1997      1998     1999
           --------                   ----------           --------                ----      ----     ----
     Pitney Bowes, Inc. (USA)         Pitney Bowes     Postal scales                18%       30%      15%

     Werner Dorsch Gmbh & Co.         WEDO             Postal, office and
     (Germany)                                         parcel scales                11%        9%      15%

     Globaltec Corporation            ACCULAB          Jewelry, educational and
     (USA)                                             high precision scales        13%       15%      11%

     Omron Health Care                OMRON            Digital thermometers         11%        8%      10%

     Gottl Kern & Sohn Gmbh           KERN             Laboratory, hanging,          3%        4%       7%
                                                       pocket and parcel scales

     Werner Dorsch Gmbh & Co. and Globaltec Corporation have been customers of Bonso for fourteen and twelve years, respectively. Management believes that Bonso offers its customers superior quality of products and superior product design and development capabilities, together with the low costs of production associated with its operations in China.

     If Bonso were to lose any customers who account for a material portion of total sales, or if any of these customers were to substantially decrease their purchases from Bonso, Bonso's revenues, earnings and financial position would be materially and adversely affected. With the exception of Globaltec Corporation, Bonso's dependence on the above-listed customers is expected to continue in the foreseeable future. Bonso follows normal and customary business practices in the acceptance of orders from its customers. Orders from the above-listed customers are generally supported by bank guarantees, letters of credit or insurance from the Hong Kong Export Credit Insurance Corporation. For updated information with respect to a decrease in orders from two of Bonso's major customers, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

     Sales of Bonso's products directly by Bonso under its own brand name accounted for approximately 13% of Bonso's total net sales during the years ended March 31, 1997, 1998 and 1999.

     Backlog. Bonso's backlog consists of orders from major customers and purchase orders from other customers of products scheduled for shipment within three to twelve months. It is Bonso's practice to charge customers 50% of the total order price when orders are cancelled and, as a result, Bonso has experienced nominal cancellations. This practice is not represented by a written agreement, and Bonso may not be able to enforce this arrangement in every case in the future. Bonso generally has not experienced any difficulty in shipping orders by the dates requested by its customers or in material returns of its products. The amount of backlog that is manufactured and shipped during any period is dependent on various factors, including the timing and scheduling of orders from material customers and accordingly, the amount of backlog at any date is not necessarily indicative of actual shipments and sales. Bonso's backlog was $3,040,771 at March 31, 1999, compared to a backlog of $4,386,485 at March 31, 1998

Competition

     The electronic products business is highly competitive. Bonso's major competitors in the scale market include Management Investment & Technology Co., Ltd. in Hong Kong and Charder Electronic Company, Ltd. in Taiwan. In the blood pressure meter market, Bonso's major competitor is AnD Co. Ltd of Japan. In the electronic thermometer market, its major competitors are Citizen Company and Terumo, both of Japan. Competition is primarily based upon unit price, product quality, reliability, product features and management's reputation for integrity. Management believes that Bonso competes favorably with respect to each of these factors.

Employees

     At September 30, 1999, Bonso employed 950 persons on a full-time basis. All of Bonso's 30 employees located in Hong Kong held administrative, clerical, sales and marketing positions. Of the 920 employees located in China, 810 were engaged in manufacturing and 110 were engaged in administrative and clerical positions. Bonso is not a party to any labor contract or collective bargaining agreement. Bonso has experienced no significant labor stoppages in recent years, and management believes that relations with its employees are satisfactory.

     Bonso currently houses all 920 employees located in China at the Shenzhen facility, including administrative staff. The facility is able to house up to 2,180 employees.

Patents, Licenses, Trademarks, Franchises, Concessions and Royalty Agreements

     Bonso has no patents, licenses, franchises, concessions or royalty agreements that are material to its business as a whole. Bonso has obtained a trademark registration in Hong Kong and China for the marks BONSO and MODUS in connection with certain electronic apparatus and intends to file an application in the United States for registration of these trademarks.

Government Regulation

     In the United States, the Medical Device Amendments of 1976 to the federal Food, Drug and Cosmetic Act and the regulations issued or proposed thereunder provide for regulation by the Food and Drug Administration of the marketing, manufacturing, labeling, packaging and distribution of medical devices. These regulations include requirements that manufacturers of medical devices register with the FDA and furnish lists of devices manufactured by them. Certain pre-market requirements must be met prior to the marketing of medical devices introduced after May 28, 1976. These range from a minimum requirement to wait 90 days after notification to the FDA before introduction of medical devices substantially similar to devices already on the market to a maximum requirement to comply with the potentially expensive and time consuming process of pre-market analysis and testing necessary to obtain FDA approval prior to the commercial marketing of new medical devices. In addition, the FDA also has the authority to prescribe performance standards for the types of health care products manufactured by Bonso. Should standards of this nature be prescribed, Bonso's products would be required to conform to them. To date, no standards of this nature have been adopted and Bonso cannot predict what changes, if any, may be necessitated in its products should these type of performance standards be issued in the future. In addition to the Amendments, there are also certain requirements of other federal laws and of state, local and foreign governments that may apply to the manufacture and marketing of Bonso's health care products.

     The only products of Bonso that are subject to material government regulation are its electronic thermometers and electronic blood pressure meters, which are subject to qualifying procedures with the FDA. The qualifying procedures set forth by the FDA for pre-market approval with respect to the electronic thermometers and blood pressure meters have been satisfied.

     In the European Union, Medical Devices Approval is required for the sale of Bonso's electronic thermometers and blood pressure meters. Bonso has obtained Medical Devices Approval for its electronic thermometers. A customer is currently seeking Medical Devices Approval, on behalf of Bonso, for Bonso's blood pressure meters and management expects such approval to be granted within six months to a year.

Properties

British Virgin Islands

     The offices of Bonso are located at Cragmuir Chambers, Road Town, Tortola, British Virgin Islands. Only corporate administrative matters are conducted at these offices, through Bonso's registered agent, HWR Services Limited.

Hong Kong

     Bonso owns approximately 9,185 square feet in the Universal Industrial Centre, 23-25 Shan Mei Street, Fo Tan, Shatin, New Territories, Hong Kong. This facility is used primarily as Bonso's principal executive office. Bonso purchased the property from an unaffiliated third party in May 1999 for approximately $743,590.

     Bonso owns a residential property in Hong Kong, which is located at Savanna Garden, House No. 27, Tai Po, New Territories, Hong Kong. House No. 27 consists of approximately 2,475 square feet plus a 177 square foot terrace and a 2,308 square foot garden area. The use of House No. 27 is provided to Mr. Anthony So as part of his compensation. See "Management-- Certain Transactions."

China

     Bonso's existing factory in China is located at Shenzhen in the DaYang Synthetical Development District, close to the border between Hong Kong and China. This factory consists of two factory buildings, which contain approximately 194,990 square feet, two workers' quarters, containing
approximately   115,050  square  feet,  a  canteen  and  recreation   center  of
approximately 25,270 square feet, an office building, consisting of approximately 25,230 square feet, and staff quarters for Bonso's supervisory employees, consisting of approximately 35,110 square feet, for a total of approximately 395,650 square feet. The facility is utilized pursuant to a Contract on the Use of Land and Supply of Workers with Shenzhen Baoan Fuan Industrial Company. The agreement provides that Bonso will use approximately 269,000 square feet of land for a period of 50 years, commencing May 10, 1994. To obtain the land lease, Bonso agreed to pay $1,810,344 plus a monthly management fee in the amount of $2,750. Bonso used part of the proceeds of a $1,500,000 loan it received in July 1994 to pay a portion of the initial acquisition cost; the balance of the initial acquisition cost was paid out of the net proceeds of a public offering of Bonso's securities conducted in December 1994. The facility is wholly-owned by Bonso. The agreement provides that at the expiration of the land lease, Bonso will be given priority for negotiation of a new agreement for the use of the land. Bonso's total investment in the facility is approximately $8,000,000. Phase one of the facility was completed in December 1996, and manufacturing commenced in the new facility in January 1997. The second, and final, phase of the facility was completed in May 1998.

     Bonso also owns two residential properties, one consisting of approximately 1,000 square feet, located at Lijingge Court, Unit F, 15th Floor, Hai Li Building, Shenzhen, China, and one consisting of approximately 1,125 square feet located at the 12th floor, Yuk Yui Court, Gui Hua Garden, Shenzhen Bay, China. Both properties are utilized by management staff and directors when they require accommodations in China.

     On June 18, 1998, Bonso purchased Units 12 and 13 on the 3rd floor, Block A of Sunshine Plaza in Beijing, China for an aggregate purchase price of $600,999, payable as follows: $383,468 was paid before June 18, 1998; and the balance of $217,531, plus interest in the amount of $30,241, is payable on or before May 18, 2000. Unit 12 consists of 102.38 square meters. Unit 13 consists of 172.77 square meters. Both Units are rented to unaffiliated third parties for an aggregate monthly rental of $3,353.

     Adequacy of Facilities. Management believes that Bonso's new manufacturing complex will be adequate for its reasonably foreseeable needs.

Legal Proceedings

     On August 28, 1998, a lawsuit was filed in the United States District Court for the Central District of California against Bonso and Bonso's warrant agent alleging that Bonso had committed securities fraud, common law fraud and breach of contract arising out of the original sale of the public warrants in 1994 and the issuance on July 22, 1998 of a notice to redeem those warrants on September 4, 1998 for $0.05 per warrant. The lawsuit was dismissed, without prejudice, on September 2, 1998, and Bonso rescinded the redemption of the warrants that was noticed on July 22, 1998.

     Management is not aware of any legal proceedings contemplated by any governmental authority involving Bonso, its subsidiaries or their property. No director, officer or affiliate of Bonso, or any associate of a director, officer or affiliate of Bonso: (1) is a party adverse to Bonso or its subsidiaries in any legal proceedings; or (2) has an adverse interest to Bonso or its subsidiaries in any legal proceedings. Except as described herein, Bonso and its subsidiaries are not parties to any legal proceedings and there are no other material legal proceedings pending with respect to the property of Bonso and its subsidiaries.

Certain Foreign Issuer Considerations

     Transfer of Sovereignty over Hong Kong to China. The principal executive offices of Bonso and all manufacturing operations and assets of Bonso are located in Hong Kong and China. Prior to July 1, 1997, Hong Kong was a British Crown Colony with responsibility for administering its own internal affairs. After several years of negotiations concerning Hong Kong's future, Great Britain and China signed (December 1984) and ratified (May 1985) the Sino-British Joint Declaration on the Future of Hong Kong (the "Sino-British Agreement"). Pursuant to the Sino-British Agreement, Hong Kong was restored to China on July 1, 1997.

     Ownership of Real Property. All land in Hong Kong is owned by the government of the Hong Kong Special Administrative Region. Prior to July 1, 1997, the government granted Crown Leases to persons, firms and corporations on the basis of an annual crown rental payment and other terms and conditions therein contained. Crown Leases were freely assignable during their term. In implementation of the Sino-British Agreement, the New Territories Leases (Extension) Ordinance was enacted and came into effect on April 25, 1988. Pursuant to that Ordinance, all leases in the New Territories of Hong Kong were extended up to June 30, 2047. This extension was at no premium but was subject to an annual fee equivalent to 3% of the ratable value of the property to be charged with effect from the date on which the original lease would have expired.

     The land ownership system in China is similar to Hong Kong, in which all land is owned by the government. The Chinese government and its various government instrumentalities grant leases to persons, firms and corporations on the basis of an annual rental payment and other terms and conditions. These leases are generally freely transferable during their term.

                                   MANAGEMENT

Directors and Executive Officers

     The directors, executive officers and a key employee of Bonso are as follows:

Name                      Age     Position with Bonso
----                      ---     -------------------

Anthony So                 55     President, Chief Executive Officer, Secretary,
                                  Treasurer, Chief Financial Officer, Chairman of the Board and Director

Kim Wah Chung              41     Director of Engineering and Research and
                                  Development and Director
Kam Sun Luk                54     General Manager and Director
Cathy, Kit Teng Pang       36     Director of Finance and Director
Henry F. Schlueter         48     Assistant Secretary
Woo-Ping Fok               50     Director
George O'Leary             61     Director

     ANTHONY SO is the founder of Bonso. He has been president, chairman of the board of directors and treasurer of Bonso since its inception and has been secretary of Bonso since July 1991. Mr. So received his BSE degree in civil engineering from National Taiwan University in 1967 and a masters degree in business administration from the Hong Kong campus of the University of Hull, Hull, England in 1994. Mr. So has been chairman of the Hong Kong GO Association since 1986, and also served as chairman of the Alumni Association of National Taiwan University for the 1993-1994 academic year. Mr. So has served as a trustee of the Chinese University of Hong Kong, New Asia College since 1994.

     KIM WAH CHUNG has been a director of Bonso since September 21, 1994. Mr. Chung has been employed by Bonso since 1981 and currently holds the position of director of engineering and research and development. Mr. Chung is responsible for all research projects and product development of Bonso. Mr. Chung's entire engineering career has been spent with Bonso, and he has been involved with every major product development made by Bonso. Mr. Chung was graduated with honors in 1981 from the Chinese University of Hong Kong with a bachelor of science degree in electronics.

     KAM SUN LUK was elected to the board of directors of Bonso on September 21, 1994 and has been employed by Bonso as director of new projects and quality control since October 1993. Mr. Luk obtained his bachelors degree in electrical engineering from National Taiwan University in 1968. Mr. Luk is also a member of the Institute of Electrical Engineers United Kingdom and a chartered engineer in electrical engineering. Mr. Luk was employed by Semiconductor Devices Ltd. of Hong Kong in a variety of positions between 1970 and 1992 when he joined Bonso, including serving as Semiconductor Devices' general manager and senior vice president.

     CATHY, KIT TENG PANG has been a director of Bonso since January 1, 1998. Ms. Pang was first employed by Bonso as financial controller in December 1996 and was promoted to director of finance on January 1, 1998. Ms. Pang was employed as an auditor in an international audit firm from 1987 to 1991, at which time she joined a Hong Kong Listed company in the field of magnetic industry as assistant financial controller. From 1994 until she joined Bonso in 1996, she was employed as deputy chief accountant in a management and property development company in Hong Kong and China. Ms. Pang has a bachelor of business administration degree from York University in Toronto, Canada. She is a member of the American Institute of Certified Public Accountants and of the Hong Kong Society of Accountants.

     HENRY F. SCHLUETER has served as assistant secretary of Bonso since October 6, 1988. Since 1992, Mr. Schlueter has been the managing director of Schlueter & Associates, P.C., a law firm, practicing in the areas of securities, mergers and acquisitions, finance and corporate law. From 1989 to 1991, prior to establishing Schlueter & Associates, P.C., Mr. Schlueter was a partner in the Denver, Colorado office of Kutak Rock (formerly Kutak, Rock & Campbell), and from 1984 to 1989, he was a partner in the Denver office of Nelson & Harding. Mr. Schlueter is a member of the American Institute of Certified Public Accountants, the Colorado Society of CPA's, the Colorado and Denver Bar Associations and the Wyoming State Bar. Mr. Schlueter received his law degree from the University of Wyoming College of Law in 1978.

     WOO-PING FOK was elected to the board of directors of Bonso on September 21, 1994. Mr. Fok and his firm, Norman M.K. Yeung & Co., have served as Hong Kong counsel to Bonso since 1993. Mr. Fok was admitted to the Canadian Bar as a Barrister & Solicitor in December 1987 and was a partner in the law firm of Woo & Fok, a Canadian law firm with its head office in Edmonton, Alberta, Canada. In 1991, Mr. Fok was qualified to practice as a Solicitor of England & Wales, a Solicitor of Hong Kong and a Barrister & Solicitor of Australian Capital Territory. Mr. Fok practices law in Hong Kong and is a partner with Norman M.K. Yeung & Co. Mr. Fok's major areas of practice include conveyancing or real property law, corporations and business law, commercial transactions and international trade with a special emphasis in China trade matters.

     GEORGE O'LEARY has been a director of Bonso since January 1997. From November 1994 to the present time, Mr. O'Leary has been president of Pacific Rim Products, Newport Beach, California, a trading company that provides offshore sourcing alternatives to U.S. based electronics companies. For eight years prior to 1994, Mr. O'Leary was president, CEO and a director of Micro General Corporation, Santa Ana, California, a manufacturer and distributor of mechanical and electronic scale products. For eight years prior to that, Mr. O'Leary was vice president and general manager of Lanier Business Products, Atlanta, Georgia, a manufacturer and distributor of office products. Mr. O'Leary has a bachelor of science degree in electrical engineering from Northeastern University, Boston, Massachusetts.

     At the present time no family relationship exists among any of the named directors and executive officers; however, Mr. Cham Some So, who served as a director until his resignation on April 30, 1998, is the father of Anthony So. No arrangement or understanding exists between any of these directors or officers and any other persons pursuant to which any director or executive officer was elected as a director or executive officer of Bonso. The directors of Bonso are elected annually and serve until their successors take office or until their death, resignation or removal. The executive officers serve at the pleasure of the board of directors of Bonso.

Compensation

     Executive Officers and Directors. The following table sets forth certain information as to the compensation paid to certain of Bonso's executive officers and directors and for all directors and executive officers as a group for the year ended March 31, 1999:

                                                                                   Cash                  Non-Cash
Name of Individual                  Capacities in Which Served                 Compensation            Compensation
------------------                  --------------------------                 ------------            ------------
Anthony So                 President, Chief Executive Officer,
                           Secretary, Treasurer, Chief Financial
                           Officer, Chairman of the Board and
                           Director                                             $346,153(1)              $ 95,385(1)
Kim Wah Chung              Director of Engineering and Research
                           and Development and Director                         $ 59,615(2)              $ 53,974(2)
Kam Sun Luk                Director of New Projects and Quality
                           Control and Director                                 $ 86,539(3)              $  4,615(3)
Cathy Pang                 Director of Finance and Director                     $ 85,817(4)              $  4,577(4)
Henry F. Schlueter         Assistant Secretary                                  $    --                  $   --
Woo Ping Fok               Director                                             $    --                  $   --
George O'Leary             Director                                             $115,342(5)              $   --
Cham Some So               Director                                             $ 13,000(6)              $   --
All directors and
officers as a group (8 persons)(7)                                              $706,466(7)              $158,551

----------------------
(1) Cash compensation consists of emoluments of $346,153. Non-cash compensation consists of a $15,385 contribution to Bonso's Provident Fund Plan and the value of housing provided to Mr. So valued at $80,000 during fiscal 1999. See "Provident Fund Plan," below, and "Management--Certain Transactions."
(2) Cash compensation consists of emoluments of $59,615. Non-cash compensation consists of a $10,461 contribution to Bonso's Provident Fund Plan, life insurance of $5,051 and a housing allowance of $38,462. See "Provident Fund Plan," below, and "Management--Certain Transactions."
(3) Cash compensation consists of emoluments of $86,539. Non-cash compensation consists of a $4,615 contribution to Bonso's Provident Fund Plan. See "Provident Fund Plan," below.
(4) Cash compensation consists of emoluments of $85,817. Non-cash compensation consists of a $4,577 contribution to Bonso's Provident Fund Plan. See "Provident Fund Plan," below.
(5) Consists of payments made pursuant to a sales commission arrangement with Bonso. See "Management-- Certain Transactions."
(6) Consists of $13,000 paid as a director's fee. Mr. Cham Some So resigned from the Board of Directors as of April 30, 1998.
(7)  Includes Mr. Cham Some So who resigned as a director as of April 30, 1998.

     Bonso did not set aside or accrue any amounts to provide pension, retirement or similar benefits for directors and officers for the fiscal year ended March 31, 1999, other than contributions to Bonso's Provident Fund Plan which aggregated $35,038 for officers and directors in 1999.

     Directors. Except for Cham Some So, who was paid a director's fee of $13,000 during the fiscal year ended March 31, 1999, directors do not receive any additional monetary compensation for serving as directors of Bonso. However, outside directors receive stock options pursuant to the 1996 Non-Employee Directors' Stock Option Plan and have been granted other options. (See "--Stock Option Plans--The 1996 Non-Employee Directors' Stock Option Plan," and "Options to Purchase Securities from Bonso or its Subsidiaries," below.) All directors are reimbursed for all reasonable expenses incurred in connection with services as a director.

     Provident Fund Plan. On January 1, 1988, Bonso started a provident fund plan with a major international assurance company to provide life insurance and retirement benefits to its employees. All permanent full-time employees, excluding employees of the China subsidiaries, are eligible to join the plan.

     Each participant is required to contribute 5% of his salary, which amount is deducted monthly from the participant's salary. The contribution by Bonso is either 5%, 7.5% or 10% of the participant's salary, depending on whether the length of the participant's service is less than five years, between five and ten years or more than ten years, respectively.

     At normal retirement age or "ill health" (defined essentially as disability), the participant is entitled to receive from the plan a lump sum equal to the total of the participant's and Bonso's balances. On resignation prior to normal retirement age, a participant is entitled to receive from the plan a lump sum equal to his balance plus a percentage of the employer's balance determined in accordance with a predetermined scale. Upon the death of a participant, the benefit (calculated as at normal retirement age) is paid to the employer to be held in trust for the participant's beneficiaries and paid to them as the employer determines.

     Bonso's aggregate contributions to the Provident Fund Plan amounted to $54,924 for the year ended March 31, 1997, $45,227 for the year ended March 31, 1998 and $54,046 for the year ended March 31, 1999.

Options to Purchase Securities from Bonso or its Subsidiaries

     The following table sets forth all options to purchase common stock granted by Bonso which are outstanding as of the date of this prospectus:

         Number of              Exercise Price               Expiration
          Options                  per Share                    Date
        ----------              --------------               ----------

           20,000                    $2.25               October 16, 2006
          420,000                    $2.00               January 31, 2007
           40,000                    $5.06               September 8, 2007
          220,000                    $6.20               January 2008
          415,000                    $3.60               October 2008
           15,000                    $3.70               October 2008

Stock Option Plans

     The 1996 Stock Option Plan. In August 1996, the board of directors of Bonso adopted the 1996 Stock Option Plan which provides for the grant of options to purchase an aggregate of not more than 400,000 shares of Bonso's common stock. The purpose of the 1996 Stock Option Plan is to make options available to management and employees of Bonso in order to encourage them to secure or increase on reasonable terms their stock ownership in Bonso and to encourage them to remain in the employ of Bonso.

     The 1996 Stock Option Plan is administered by a committee appointed by the board of directors which determines the persons to be granted options under the plan, the number of shares subject to each option, the exercise price of each option and the option period, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. The exercise price of an option may be less than fair market value of the underlying shares of common stock. No options granted under the plan will be transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable, during the lifetime of the optionee, only by the optionee.

     The exercise price of an option granted pursuant to the 1996 Stock Option Plan may be paid in cash, by the surrender of options, in common stock, in other property, including the optionee's promissory note, or by a combination of the above.

     The 1996 Non-Employee Directors' Stock Option Plan. In August 1996, the board of directors of Bonso adopted a 1996 Non-Employee Directors' Stock Option Plan which provides for the grant of options to purchase an aggregate of not more than 100,000 shares of Bonso's common stock. The purpose of the 1996 Non-Employee Directors' Plan is to promote the long-term success of Bonso by creating a long-term mutuality of interests between the non-employee directors and the stockholders of Bonso, to provide an additional inducement for the non-employee directors to remain with Bonso and to provide a means through which Bonso may attract able persons to serve as directors of Bonso. The 1996 Non-Employee Directors' Plan is administered by a committee appointed by the board of directors.

     Under the 1996 Non-Employee Directors' Plan, on the third business day following each annual meeting of the stockholders, each director who is not then an employee of Bonso or any of its subsidiaries will automatically be granted a stock option to purchase 10,000 shares of common stock. The exercise price of all options granted under the 1996 Non-Employee Directors' Plan will be equal to the fair market value of the underlying shares on the date of grant, based on guidelines set forth in the plan. The exercise price may be paid in cash, by the surrender of options, in common stock, in other property, including the optionee's promissory note, or by a combination of the above. The term of each option granted pursuant to the 1996 Non-Employee Directors' Plan will be ten years from the date of grant; however, no option may be exercised during the first six months of its term. The term of an option granted pursuant to the 1996 Non-Employee Directors' Plan may be reduced in the event that the optionee ceases to be a director of Bonso. No option granted pursuant to the plan will be transferable otherwise than by will or the laws of descent and distribution.

Certain Transactions

     Over the years, Bonso has provided to and received from its officers and directors cash advances. In October 1994, the board of directors adopted a policy resolution prohibiting Bonso from making any loan or advance of money or property, or guaranteeing the obligation of any directors of Bonso, and limiting Bonso's ability to make these loans, advances or guarantees to officers of Bonso or its subsidiaries unless a majority of independent, disinterested outside directors determine that the loan, advance or guarantee may reasonably be expected to benefit Bonso. Further, all future material affiliated transactions, loans and loan guarantees, if any, will be made on terms that are no less favorable to Bonso than those that are generally available from unaffiliated third parties. Bonso has neither provided nor received any cash advances to it officers or directors since this policy resolution was adopted.

     It is common practice in Hong Kong, the location of Bonso's principal executive offices, to provide a housing allowance or living accommodations for senior executives as part of their compensation. Bonso provides Mr. Anthony So with living accommodations consisting of a company-owned townhouse, for which Bonso paid a total purchase price of approximately $1,337,000. Bonso valued this benefit at $80,000 during the fiscal year ended March 31, 1999. Bonso also provides Mr. Kim Wah Chung, its director of engineering and research and development and a director of Bonso, with a housing allowance which amounted to $38,462 during the fiscal year ended March 31, 1999.

     Mr. George O'Leary, a director of Bonso, is paid a commission on orders placed by customers which he obtains for Bonso. The amount of the commission is negotiated on a deal-by-deal basis, without a written agreement. During the fiscal year ended March 31, 1998, Mr. O'Leary was paid an aggregate of $354,835 in commissions and during the fiscal year ended March 31, 1999, he was paid an aggregate of $115,342 in commissions.

                             PRINCIPAL SHAREHOLDERS

     Bonso is not directly or indirectly owned or controlled by any foreign government or by another corporation. The following table sets forth, as of September 30, 1999, the beneficial ownership of Bonso's common stock by each person known by Bonso to own beneficially more than 5% of the common stock of Bonso outstanding as of that date and by the officers and directors of Bonso as a group. Except as otherwise indicated, all shares are owned directly.

   Person or Group                               Amount Owned
   ---------------              ------------------------------------------------
                                  Shares of    Options to Purchase    Percent of
                                Common Stock       Common Stock          Class
                                ------------   -------------------    ----------
   Anthony So                     1,168,421          567,000             47.1%
   Officers and directors         1,168,421        1,021,000             52.9%
    as a group (7 persons)

     The above percentages are based on beneficial ownership of both shares of common stock and options to purchase common stock which are immediately exercisable. All of the shares beneficially owned by Mr. Anthony So are owned of record by a corporation that is wholly owned by a trust of which Mr. So is the sole beneficiary.

     There are no arrangements known to Bonso the operation of which may at a subsequent date result in a change in control of Bonso.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of warrants owned of record and beneficially by the selling shareholders as of the date of this prospectus, the number of shares of common stock that are to be offered and sold by the selling shareholders from time to time under this prospectus, assuming exercise of all of the representatives' warrants and all of the public warrants underlying the representatives' warrants, and the amount of Bonso's shares of common stock to be owned by the selling shareholders after the offering, assuming the sale of all 330,000 of the shares of common stock by the selling shareholders. The shares listed below represent the number of shares issuable upon exercise of representatives' warrants issued in 1994 and the public warrants underlying those representatives' warrants.


             Selling                         Shares Owned          Shares to be          Shares Owned
           Shareholder                     Prior to Offering          Offered           After Offering
           -----------                     ------------------      ------------         --------------
H.J. Meyers & Associates, Inc.                  152,700               152,700                  0
EBI Securities Corporation                       54,120                54,120                  0
(formerly Cohig & Associates, Inc.)
Harold Meyers                                    22,650                22,650                  0
Gene McColley                                    17,160                17,160                  0
Rick Rappaport                                   15,855                15,855                  0
Steve Bathgate                                   13,200                13,200                  0
Fred Birner                                      12,540                12,540                  0
Steven R. Hinkle                                 10,560                10,560                  0
Dennis Gentry                                     8,580                 8,580                  0
F.B. Rodgers                                      6,795                 6,795                  0
James Hosch                                       6,600                 6,600                  0
Ed Larkin                                         5,280                 5,280                  0
David Drennen                                     2,640                 2,640                  0
Rike Wooten                                       1,320                 1,320                  0


     It is anticipated that H.J. Meyers & Associates, Inc. and EBI Securities Corporation will transfer representatives' warrants exercisable for the number of shares of common stock indicated below, including the shares of common stock issuable upon exercise of the public warrants underlying the representatives' warrants, to the following individuals immediately after they indicate a desire to exercise the representatives' warrants.

             Selling                      Shares Owned          Shares to be          Shares Owned
           Shareholder                  Prior to Offering          Offered           After Offering
           -----------                  -----------------       ------------         --------------
Aaron Gurewitz                                 2,100                 2,100                  0
Myrna Domingo                                  2,100                 2,100                  0
Steven R. Hinkle                              14,859                14,859                  0
Richard Lawrence                               6,315                 6,315                  0
Clarence Bixler, Jr.                           4,875                 4,875                  0
Joseph Lavigne                                 4,275                 4,275                  0
Ralph Olson                                    4,275                 4,275                  0
Terri E. Lowe                                  1,206                 1,206                  0
Jacob Kuijper                                  2,232                 2,232                  0
David Lavigne                                  1,578                 1,578                  0
Gary Gossett                                     465                   465                  0


             Selling                      Shares Owned          Shares to be          Shares Owned
           Shareholder                  Prior to Offering          Offered           After Offering
           -----------                  -----------------       ------------         --------------
Kathleen N. Gavin                                555                   555                  0
Gregory Norton                                 2,787                 2,787                  0
Kelly McCarthy                                   648                   648                  0
Russell Bean                                     537                   537                  0
Harold Golz                                    1,395                 1,395                  0


     Bonso will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will not participate in Bonso's offering of common stock. The selling shareholders have no agreement with the selling agents with respect to the sale of their shares of common stock. The common stock may be sold from time to time to purchasers directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer the common stock through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common stock for whom they may act as agents. The selling shareholders and any agents, dealers or underwriters that participate in the distribution of the common stock may be deemed to be "underwriters" under the Securities Act of 1933, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any person deemed to be underwriters, dealers or agents might be determined to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the shares is made by or on behalf of the selling shareholders, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for common stock purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

     The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling shareholders or by agreement between the selling shareholders and any underwriters.

     In order to comply with the applicable securities laws of certain states, if any, the shares will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares may not be offered or sold unless they have been registered or qualified for sale in those states or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, any person engaged in a distribution of securities may not simultaneously engage in any market making activities with regard to Bonso's securities for a period from five business days (or any other applicable period as Regulation M may provide) prior to the commencement of the distribution. See "Plan of Distribution."


                            DESCRIPTION OF SECURITIES

Common Stock

     Bonso's authorized capital consists of 23,333,334 shares of common stock, $0.003 par value per share.

     Holders of common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights. Holders of common stock are entitled to receive dividends if and when declared by Bonso's board of directors out of funds legally available therefor under British Virgin Islands law. In the event of the liquidation of Bonso, all assets available for distribution to the holders of the common stock are distributable among them according to their respective holdings. Holders of common stock have no preemptive rights to purchase any additional, unissued shares of common stock. All of the outstanding shares of common stock of Bonso are, and those to be issued pursuant to this offering will be, fully paid and non-assessable.

     Under Bonso's Memorandum and Articles of Association and the laws of the British Virgin Islands, Bonso's Memorandum and Articles of Association may be amended by the board of directors without shareholder approval. This includes amendments increasing or reducing the authorized capital stock of Bonso and increasing or reducing the par value of its shares. The board of directors may also increase the capital of Bonso without shareholder approval by transferring a portion of Bonso's surplus to capital or reduce the capital of Bonso by transferring a portion of Bonso's capital to surplus. The ability of Bonso to amend its Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of Bonso without any further action by the shareholders, including but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

     Under United States law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders.
Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. The British Virgin Islands law protecting the interests of the minority shareholders may not be as protective in all circumstances as the laws protecting minority shareholders in United States jurisdictions. While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, i.e., in the name of and for the benefit of the company, and to sue the company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any action may be brought and the procedures and defenses that may be available with respect to any action may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders in a United States company.

Warrants

     Public Warrants. Bonso issued and sold 2,200,000 publicly registered warrants (the "public warrants") in a public offering of units conducted in 1994. The warrants originally expired on December 14, 1999; however, the board of directors has extended the exercise period to 2:00 P.M. (Pacific Time) on January 31, 2000. Each public warrant entitles the holder to purchase one share of common stock at a price of $7.35 per share at any time, or from time to time, until January 31, 2000, unless further extended by the board of directors. An aggregate of 25,597 of the public warrants have been exercised. The public warrants are redeemable by Bonso, at $0.05 per warrant, upon 30 to 45 days notice, at any time if the closing price per share of common stock for 20 consecutive trading days within the 30-day period prior to the date notice of redemption is given equals or exceeds $8.575 per share. Establishment of the exact number of days for the redemption period will be based upon a number of factors including the time of year, the day of the week upon which the decision to redeem the public warrants is made, the day of the week upon which the notice of redemption is sent to holders, the number of intervening holidays during the redemption period and other similar practical considerations that may affect the time within which holders may elect to exercise the public warrants or accept the redemption price. In the event Bonso gives notice of its intention to redeem, a holder would be forced either to exercise his or her public warrants within the 30 to 45 days specified in the notice of redemption or accept the redemption price. Bonso may, in the sole discretion of its board of directors, reduce the exercise price and/or extend the expiration date of the public warrants should it deem that action to be in the best interests of Bonso. Bonso's board of directors has no present intention to extend the expiration date of, or to reduce the exercise price of, the public warrants. At this time, the board of directors is unable to predict whether or not it may at any time in the future take these types of actions. In addition, the board of directors has not determined the criteria that it may use in making this type of decision in the future. In the event that the board of directors determines, at some future date, to reduce the exercise price of the public warrants (as to which there can be no assurance), the board of directors may or may not determine to refund all public warrant holders the difference between the exercise price immediately prior to the reduction and the exercise price immediately following the reduction. This determination will be made solely in the absolute discretion of the board of directors. Any modification of the terms of the public warrants will be made in compliance with Rules 13e-4 and 14e under the Securities Exchange Act of 1934 to the extent applicable.

     The public warrants are in registered form. They are detachable from the units and may be traded separately in the over-the-counter market. The shares of common stock underlying the public warrants, when issued upon exercise of a public warrant, will be fully paid and non- assessable, and Bonso will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

     The public warrants contain provisions that protect the holders against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. Bonso is not required to issue fractional shares upon the exercise of a public warrant, and any fractional shares will be paid in cash at the current market price of the common stock on the date of exercise. The current market price is defined in the warrant agreement as the average for the 30 consecutive trading days immediately preceding the date of exercise of the daily per share closing prices of the common stock in the National Market. The holder of a public warrant will not possess any rights as a shareholder of Bonso until the holder exercises the public warrant. A copy of the form of warrant agreement was filed as an exhibit to the registration statement under which the public warrants were registered.

     Exercise of Public Warrants. The public warrants may be exercised on surrender of the applicable warrant certificate on or prior to expiration of the warrant exercise period, with the "Purchase Form" on the reverse side of the certificate executed as indicated, and accompanied by payment of the full exercise price for the number of public warrants being exercised. Payment must be by cash or by certified or official bank check payable in United States currency to the order of the warrant agent.

     Tax Consequences of Public Warrants. For federal income tax purposes, no gain or loss will be realized by any holder of public warrants who, upon exercise of his public warrants, receives common stock in exchange for his public warrants and payment of the exercise price. The holder's basis in the common stock received will be equal to his basis in the public warrants exercised, plus the amount of the exercise price. If the public warrants being exercised have been purchased by the holder as part of a Unit, the basis of the holder in the public warrants for the purposes of the preceding sentence will be determined by separately allocating the consideration paid for the Unit to the underlying common stock and public warrants, in proportion to the fair market values of the common stock and public warrants at the time the Unit was purchased. Any loss realized by a public warrant holder due to a failure to exercise the public warrants prior to their expiration will be treated for federal income tax purposes as a loss from the sale or exchange of property which has the same character as would the common stock if acquired by the holder. Whether the loss realized by the holder is long-term or short-term capital loss or ordinary loss will be determined by the length of the period for which the holder has held the public warrants and by whether the common stock would have been a capital asset if it had been acquired by the public warrant holder.

     Public warrant exercise price adjustments, or the omission of these adjustments, may under certain circumstances be deemed to be distributions that could be taxable as dividends for federal income tax purposes to the public warrant holders or to the holders of the common stock.

     The United States Internal Revenue Code provides that a corporation does not recognize gain or loss upon the issuance, lapse or repurchase of a warrant to acquire its own stock.

Therefore,   Bonso  will  not  recognize  income  upon  the  expiration  of  any unexercised public warrants.

     Representatives' Warrants. Bonso has outstanding 110,000 representatives' warrants which were issued to the representatives of the underwriters of its 1994 public offering. Each representatives' warrant entitles the holder thereof to purchase one unit, consisting of one share of common stock and two public warrants, at $9.1875 per unit at any time prior to 5:00 p.m. (Pacific Time) on December 14, 1999. The representatives' warrants are not redeemable. Upon any transfer of the representatives' warrants to a person other than an officer, shareholder or director of the representatives, the transferred representatives' warrants must be exercised immediately or they will lapse.

Transfer and Warrant Agent

     The transfer agent and registrar for the common stock and the warrant agent for the public warrants is U.S. Stock Transfer Corporation, 1745 Gardena Avenue #200, Glendale, California 91204.

Reports to Shareholders

     Bonso intends to furnish annual reports to shareholders which include audited financial statements reported on by its independent accountants and quarterly reports for each of its first three quarters which contain unaudited financial statements. Bonso will continue to comply with the periodic reporting requirements imposed on foreign issuers by the Exchange Act. Bonso plans to furnish the same annual and quarterly reports to holders of its public warrants.

Exchange Controls and Other Limitations Affecting Shareholders

     There are no exchange control restrictions on payments of dividends on Bonso's common stock or on the conduct of Bonso's operations either in Hong Kong, where Bonso's principal executive offices are located, or the British Virgin Islands, where Bonso is incorporated. Other jurisdictions in which Bonso conducts operations may have various exchange controls. Taxation and repatriation of profits regarding Bonso's China operations are regulated by Chinese laws and regulations. To date, these controls have not had and are not expected to have a material impact on Bonso's financial results. There are no material British Virgin Islands laws that impose foreign exchange controls on Bonso or that affect the payment of dividends, interest or other payments to nonresident holders of Bonso's securities. British Virgin Islands law and Bonso's Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote Bonso's securities.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, Bonso will have 5,423,562 shares of common stock outstanding. Of these, approximately 4,255,141 shares of common stock, other than shares held by affiliates of Bonso, will be freely transferable and tradable without restriction under the Securities Act. This includes the 2,504,403 shares to be issued upon exercise of the public warrants and the representatives' warrants. The remaining 1,168,421 shares of common stock are beneficially owned by Anthony So and may only be sold in the public United States market pursuant to an effective registration statement or in accordance with Rule 144 promulgated under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned his or her shares for at least one year, including affiliates of Bonso, would be entitled to sell within any three-month period a number of shares equal to the greater of 1% of the then outstanding shares of common stock of Bonso (approximately 54,236 shares immediately after this offering if all of the warrants are exercised) or the average weekly trading volume of Bonso's common stock during the four calendar weeks preceding the filing of the required notice of the sale. Sales under Rule 144 also are subject to certain manner of sale restrictions, notice requirements and the availability of current public information about Bonso. Under Rule 144(k), a person who is not deemed to have been an affiliate of Bonso at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without regard to the requirements described above. Sales of substantial numbers of shares of common stock pursuant to a registration statement, Rule 144 or otherwise, whether in the United States or abroad, could adversely affect the market price of the common stock.

     Bonso also has reserved 1,130,000 shares of common stock for issuance upon exercise of certain outstanding options and 30,000 shares for issuance upon exercise of stock options which may be granted in the future under Bonso's stock option plans. If the holders of the options exercise the options, the shares of common stock to be issued will constitute restricted securities, subject to Rule 144.


                              PLAN OF DISTRIBUTION

Warrant Solicitation

     Bonso has entered into an exclusive agency agreement with EBI Securities Corporation (formerly Cohig & Associates, Inc.) pursuant to which it will advise, direct, solicit and coordinate the solicitation of the exercise of the public warrants. This type of agreement includes an agreement to pay a fee equal to 2% of the gross U. S. dollars paid pursuant to the exercise of the public warrants. EBI Securities Corporation is referred to in this prospectus as the "selling agent." The selling agent may enter into sub-agency agreements with other NASD member broker/dealer firms pursuant to which it may re-allow up to the full amount of its fee to the broker/dealer firms.

     No NASD member broker/dealers will be entitled to receive a solicitation fee if (1) the exercise of the public warrants is made at a time when the market price of Bonso's common stock is lower than the exercise price of the public warrants; or (2) the public warrants to be exercised are held in a discretionary account. Each NASD member broker/dealer will be required to commit to an undertaking to the effect that as a participating dealer (1) it did not, within the 10 business days immediately preceding the exercise of the public warrants, bid for or purchase Bonso's common stock or any security of Bonso which is immediately convertible into or exchangeable for Bonso's common stock, including the warrants; and (2) it did not, within the 10 business days immediately preceding the date of exercise of the public warrants, otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Act of 1934 to one engaged in the distribution of Bonso's securities.

     The selling agent acted as a representative of the underwriters of the 1994 public offering. Other than the securities underlying the representatives' warrants granted to the selling agent, Bonso is not aware of any other securities of Bonso owned by the selling agent. Regulation M may prohibit the selling agent from engaging in any market making activities with regard to Bonso's securities for a period from five business days (or any other applicable period as Regulation M may provide) prior to any solicitation by the selling agent of the exercise of the public warrants until the later of the termination of the solicitation activity or the termination (by waiver or otherwise) of any right that the selling agent may have to receive a fee for the exercise of public warrants following the solicitation. As a result, the selling agent may be unable to provide a market for Bonso's securities during certain periods, including while the public warrants are exercisable.

Sales by Selling Shareholders

     Bonso has been advised that the shares of common stock offered hereby by the Selling Shareholders may be sold by the Selling Shareholders or by their transferees or other successors in interest. The distribution of the shares may be effected from time to time in one or more transactions on the Nasdaq National Market or on other exchanges on which the common stock may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock or a combination of the methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Selling Shareholders are not restricted as to the price or prices at which they may sell their securities. Sales of shares by Selling Shareholders may depress the market price of the common stock.

     Transactions may be effected by sales to or through broker-dealers and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers or agents who participate in the distribution of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the common stock as principal might be deemed to be underwriting discounts and commissions under that Act. No underwriter is being utilized in connection with this offering.

     Certain of the Selling Shareholders are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock.

     Bonso has agreed to pay the expenses of registration in connection with this offering.

     At the time a particular offer of common stock is made, to the extent required, a supplement to this prospectus will be distributed which will identify and set forth the aggregate amount of common stock being offered and the terms of the offering.

     In order to comply with certain states' securities laws, if applicable, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the common stock may not be sold unless it has been registered or qualified for sale in any of those states, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

     The validity of the common stock underlying the warrants will be passed upon by Harney, Westwood & Riegels, Tortola, British Virgin Islands, who have also advised Bonso on all matters of BVI law disclosed in this prospectus. Schlueter & Associates, P.C., Denver, Colorado has acted as United States counsel for Bonso in connection with this offering. Norman M.K. Yeung & Co., Solicitors, Hong Kong, has acted as Hong Kong counsel with respect to all matters herein concerning the Hong Kong subsidiaries and Hong Kong law.

                                     EXPERTS

     The financial statements as of March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, Hong Kong, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     Bonso is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with that Act it files reports and other information with the Securities and Exchange Commission. Reports and other information filed by Bonso can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Securities and Exchange Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Furthermore, copies of those materials can be obtained from the Public Reference Section of the Securities and Exchange Commission, Washington, D.C., at prescribed rates.

     Bonso intends to furnish to its shareholders annual reports containing audited financial statements certified by independent accountants.

     Bonso has filed a registration statement under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, omits certain of the information contained in the registration statement and the exhibits to the registration statement on file with the Securities and Exchange Commission in accordance with the Securities Act and the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus such as the contents of any contract or other document referred to are not necessarily complete and in each instance that reference is made to the copy of a contract or other document filed as an exhibit to the registration statement, each statement is qualified in all respects by any reference to the exhibits. A copy of the registration statement, including the exhibits to the registration statement, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part of the registration statement, may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as Bonso, that file electronically with the Commission. The address of the site is http://www.sec.gov. Bonso does not file electronically with the Commission since it is a foreign private issuer and is not required to do so. Accordingly, copies of Bonso's filings are not available on the Commission's web site.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated herein by reference:

     1. Bonso's Annual Report on Form 20-F for the fiscal year ended March 31, 1999 filed with the Commission on August 4, 1999; and

     2.  Bonso's  Form  6-K  filed  with the  Commission  on August 3, 1999.

     All subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by Bonso with the Commission under the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. Bonso may incorporate by reference into this prospectus certain Forms 6-K subsequently submitted to the Commission by identifying in the forms that they are being incorporated by reference into this prospectus. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Bonso hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the documents). Requests for the documents should be submitted to Bonso, C/O Schlueter & Associates, P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265; telephone: (303) 292-3883; facsimile: (303) 296-8880.

                        Consolidated Financial Statements

                      Bonso Electronics International Inc.
                  (Incorporated in the British Virgin Islands)
                                and Subsidiaries

                                 March 31, 1999

                             PricewaterhouseCoopers
                             Independent Accountants

              Bonso Electronics International Inc. and Subsidiaries
                   Index to Consolidated Financial Statements



Contents                                                                   Pages



Report of Independent Accountants............................................. 2



Consolidated Balance Sheets as of March 31, 1998 and 1999..................... 3



Consolidated Statements of Comprehensive Income
for the years ended 31, 1997, 1998 and 1999................................... 4



Consolidated Statements of Changes in Shareholders'
Equity for the years ended 31,  1997, 1998 and 1999........................... 5



Consolidated Statements of Cash Flows for the years ended
March 31, 1997, 1998 and 1999................................................. 6



Notes to Consolidated Financial Statements...............................7 to 27

                        Report of Independent Accountants


Board of Directors and Shareholders
Bonso Electronics International Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheets of Bonso Electronics International Inc. and Subsidiaries (the "Group") as of March 31, 1998 and 1999 and the related consolidated statements of comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of March 31, 1998 and 1999 and the results of their operations and cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles in the United States of America.




PricewaterhouseCoopers

Hong Kong, May 28, 1999


                                 Bonso Electronics International Inc. and Subsidiaries
                                              Consolidated Balance Sheets
                                         (Expressed in United States Dollars)

                                                                                            March 31
                                                                                 -----------------------------
                                                                                 1998                   1999
                                                                                 ----                   ----
                                                                                 $                      $
Assets

Current assets

 Cash and cash equivalents ......................................                448,454                 271,447
 Restricted cash deposits (Note 7) ..............................                952,267               1,011,688
 Trade receivables, net (Note 2) ................................                964,958                 362,236
 Inventories, net (Note 3) ......................................              5,966,700               4,697,928
 Notes receivable ...............................................                340,518                 690,449
 Deferred income tax assets - current (Note 5(d)) ...............                 35,088                  31,251
 Other receivables, deposits and prepayments ....................                400,924                 243,231
                                                                             -----------             -----------
 Total current assets ...........................................              9,108,909               7,308,230
                                                                             -----------             -----------

Deposits ........................................................                447,735                    --

Deferred income tax assets - non current (Note 5(d)) ............                 38,430                  81,223

Property, plant and equipment

 Leasehold land and buildings ...................................              7,259,414               8,997,073
 Construction-in-progress .......................................                785,364                    --
 Plant and machinery ............................................              3,385,846               3,495,632
 Molds ..........................................................              2,108,967               2,112,608
 Furniture, fixtures and equipment ..............................              2,122,805               2,661,718
 Motor vehicles .................................................                306,946                 306,979
                                                                             -----------             -----------
                                                                              15,969,342              17,574,010
 Less: accumulated depreciation and amortization ................             (4,917,853)             (6,303,179)
                                                                             -----------             -----------
 Net property, plant and equipment ..............................             11,051,489              11,270,831
                                                                             -----------             -----------
 Total assets ...................................................             20,646,563              18,660,284
                                                                             -----------             -----------

(cont'd)
              See notes to these consolidated financial statements




                                 Bonso Electronics International Inc. and Subsidiaries
                                       Consolidated Balance Sheets (continued)
                                         (Expressed in United States Dollars)

                                                                                           March 31
                                                                                 ---------------------------
                                                                                 1998                   1999
                                                                                 ----                   ----
                                                                                 $                      $


Liabilities and shareholders' equity

Current liabilities

 Bank overdrafts (Note 7) .......................................                600,721                 643,278
 Notes payable (Note 7) .........................................              2,260,384                 581,349
 Accounts payable ...............................................              1,560,954               1,135,910
 Accrued charges and deposits ...................................                482,222                 516,458
 Income taxes payable ...........................................                 30,000                  11,667
 Short-term loans (Note 7) ......................................                338,632                 720,129
 Current portion of long-term debt and
  capital lease obligations
   (Notes 4 and 6(a)) ...........................................                652,041                 383,409
                                                                             -----------             -----------
 Total current liabilities ......................................              5,924,954               3,992,200
                                                                             -----------             -----------
Long-term debt and capital lease obligations, net of current
 maturities (Notes 4 and 6(a)) ..................................                242,889                  42,397

Commitments and contingencies (Note 10)

Shareholders' equity (Notes 8(b), 14 and 15)

 Common stock par value $0.003 per share
  - authorized shares - 23,333,334
  - issued and outstanding shares - 3,119,159 ...................                  8,485                   9,353
 Additional paid-in capital .....................................              8,724,503              10,285,105
 Promissory note receivable from shareholder (Note 8(b)) ........             (1,350,000)             (1,430,000)
 Common stock subscribed (Note 8(b)) ............................              1,350,000                    --
 Retained earnings ..............................................              5,512,204               5,525,958
 Accumulated other comprehensive income .........................                233,528                 235,271
                                                                             -----------             -----------
                                                                              14,478,720              14,625,687
                                                                             -----------             -----------
Total liabilities and shareholders' equity ......................             20,646,563              18,660,284
                                                                             -----------             -----------

              See notes to these consolidated financial statements

                   Bonso Electronics International Inc. and Subsidiaries
                      Consolidated Statements of Comprehensive Income
                           (Expressed in United States Dollars)

                                                        Year ended March 31
                                              -----------------------------------------
                                                  1997           1998           1999
                                                  $              $              $

Net sales (Note 16) .......................    16,989,019     23,715,576     13,046,265
Cost of sales .............................    12,096,085     17,071,089      8,812,173
                                              -----------    -----------    -----------
Gross margin ..............................     4,892,934      6,644,487      4,234,092

Selling expenses ..........................       432,518        419,755        196,974
Salaries and related costs ................     1,973,021      1,897,412      1,625,731
Research and development expenses (Note 11)       122,263        158,706        566,030
Administration and general expenses .......     1,609,217      1,814,535      1,601,186
Net gain on liquidation of a joint venture
 company (Note 13) ........................      (159,654)          --             --
                                              -----------    -----------    -----------
Income from operations ....................       915,569      2,354,079        244,171
Interest income ...........................        64,248         73,431         63,488
Interest expenses .........................      (532,068)      (503,896)      (445,644)
Less: Interest capitalized ................        61,413         46,058         25,108
                                              -----------    -----------    -----------

                                                 (470,655)      (457,838)      (420,536)
Foreign exchange (losses)/gains ...........      (135,780)        35,187         37,882
Other income ..............................       101,843        242,669         52,662
                                              -----------    -----------    -----------
Income/(loss) before income taxes .........       475,225      2,247,528        (22,333)
Income tax benefit (Note 5(c)) ............        71,364         27,117         36,087
                                              -----------    -----------    -----------
Net income ................................       546,589      2,274,645         13,754

Other comprehensive income, net of tax:
Foreign currency translation adjustments ..       162,970         43,129          1,743
                                              -----------    -----------    -----------
Comprehensive income ......................       709,559      2,317,774         15,497
                                              -----------    -----------    -----------

Earning per share (Note 12)
 Basic ....................................         19.34 cents    80.39 cents    0.45 cents
                                              -----------    -----------    -----------

 Diluted ..................................         19.21 cents    72.57 cents    0.37 cents
                                              -----------    -----------    -----------



              See notes to these consolidated financial statements

                        Bonso Electronics International Inc. and Subsidiaries
                     Consolidated Statements of Charges in Shareholders' Equity
                                (Expressed in United States Dollars)

                                                                                   Promissory
                                              Common stock                         note
                                        -----------------------                    receivable
                                           Shares       Amount      Additional     from
                                        outstanding  outstanding  paid-in capital  shareholder
                                        -----------  -----------  ---------------  -----------
                                                     $             $               $
Balance, March 31, 1996 ............     2,825,949         8,477     8,705,917          --

Net income .........................

Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustments
 Reversal upon liquidation
  of a joint venture company .......
Comprehensive income ...............
                                       -----------   -----------   -----------    ----------
Balance, March 31, 1997 ............     2,825,949         8,477     8,705,917          --

Net income .........................
Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustments
 Reversal upon liquidation of a
   subsidiary ......................
                                       -----------   -----------   -----------    ----------
Comprehensive income ...............
Common stock issued upon exercise
 of warrant (Note 15) ..............         2,613             8        18,586
Common stock subscribed
 (Note 8(b)) .......................          --            --            --      (1,350,000)
                                       -----------   -----------   -----------    ----------
Balance, March 31, 1998 ............     2,828,562         8,485     8,724,503    (1,350,000)

Net income .........................        13,754          --          13,754
Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustment..          --           1,743         1,743
                                       -----------   -----------   -----------    ----------

Comprehensive income ...............
Issue of common stock (Note 8(b))...       200,000           600     1,349,400          --
Common stock issued upon
 exercise of share option (Note (14).        5,000           193       131,202          --
Common stock issued upon exercise
 of warrant, net of expenses (Note
15)                                         25,597            75          --            --
Interest income from promissory
 note receivable (Note 8(b)) .......          --            --          80,000       (80,000)
                                       -----------   -----------   -----------    ----------
Balance, March 31, 1999 ............     3,119,159         9,353    10,285,105    (1,430,000)
                                       -----------   -----------   -----------    ----------

(cont'd)


                        Bonso Electronics International Inc. and Subsidiaries
               Consolidated Statements of Charges in Shareholders' Equity (continued)
                                (Expressed in United States Dollars)

                                                                     Accumulated
                                                                     other
                                                                     comprehensive
                                                                     income-
                                       Common                        foreign      Total
                                       stock           Retained      currency     shareholders'
                                       subscribed      earnings      adjustments  equity
                                       ----------      --------      -----------  ------------
                                       $               $             $            $
Balance, March 31, 1996 ............         --       2,690,970        27,429     11,432,793

Net income .........................                    546,589          --          546,589

Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustments                       --          57,746          57,746
 Reversal upon liquidation
  of a joint venture company .......                      --         105,224         105,224
Comprehensive income ...............                    546,589      162,970         709,559
                                       ----------   -----------   -----------    -----------
Balance, March 31, 1997 ............         --       3,237,559       190,399     12,142,352

Net income .........................                 2,274,645          --        2,274,645
Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustments                       --          45,779         45,779
 Reversal upon liquidation of a
   subsidiary ......................                      --          (2,650)        (2,650)
                                       ----------   -----------   -----------    -----------
Comprehensive income ...............         --       2,274,645        43,129      2,317,774
Common stock issued upon exercise
 of warrant (Note 15) ..............         --            --            --           18,594
Common stock subscribed
 (Note 8(b)) .......................    1,350,000          --            --             --
                                       ----------   -----------   -----------    -----------
Balance, March 31, 1998 ............    1,350,000     5,512,204       233,528     14,478,720

Net income .........................                     13,754          --           13,754
Other comprehensive income,
 net of tax
Foreign currency adjustments:
 Cumulative translation adjustment..                       --           1,743          1,743
                                       ----------   -----------   -----------    -----------

Comprehensive income ...............                     13,754         1,743         15,497
Issue of common stock (Note 8(b))...   (1,350,000)         --            --             --
Common stock issued upon
 exercise of share option (Note (14).        --            --            --          131,395
Common stock issued upon exercise
 of warrant, net of expenses (Note
15                                           --            --            --               75
Interest income from promissory
 note receivable (Note 8(b)) - .....         --            --            --             --
                                       ----------   -----------   -----------    -----------
Balance, March 31, 1999 ............         --       5,525,958       235,271     14,625,687
                                       ----------   -----------   -----------    -----------



              See notes to these consolidated financial statements

                             Bonso Electronics International Inc. and Subsidiaries
                                     Consolidated Statements of Cash Flows
                                     (Expressed in United States Dollars)
                                                                                                   Year ended March 31
                                                                                     --------------------------------------------
                                                                                     1997               1998                 1999
                                                                                     ----               ----                 ----
                                                                                     $                  $                    $
Cash flows from operating activities
 Net income ............................................................            546,589           2,274,645              13,754
 Adjustments to reconcile net income to net cash
  provided by operating activities
 Depreciation ..........................................................            681,730             942,894           1,109,286
 Amortization ..........................................................            279,201             482,214             275,323
 Other .................................................................            (71,716)            113,794             (51,187)

 Changes in assets and liabilities, net of disposed
  subsidiary:
 Trade receivables .....................................................            394,234              45,929             596,696
 Other receivables, deposits and prepayments ...........................            773,636             (57,577)            157,693
 Notes receivable ......................................................           (535,685)            427,015            (349,931)
 Inventories ...........................................................            275,537              53,994           1,341,075
 Accounts payable, accrued charges and deposits ........................          1,237,089          (1,084,467)           (390,808)
 Other .................................................................            (56,309)             63,818             (57,289)
                                                                                 ----------          ----------          ----------
 Net cash provided by operating activities .............................          3,524,306           3,262,259           2,644,612
                                                                                 ----------          ----------          ----------
Cash flows from investing activities
 Restricted cash deposits ..............................................            664,820             (65,947)            (59,421)
 Deposit for properties ................................................               --               (64,215)               --
 Proceeds from disposal of property, plant and
  equipment ............................................................            212,494              83,418                --
 Acquisition of property, plant and equipment ..........................         (2,844,115)         (1,557,269)           (866,891)
                                                                                 ----------          ----------          ----------
 Net cash used in investing activities .................................         (1,966,801)         (1,604,013)           (926,312)
                                                                                 ----------          ----------          ----------
Cash flows from financing activities
 Issue of shares on exercise of warrants and options ...................               --                  --               317,966
 Expenses paid for warrant redemption ..................................               --                  --              (201,586)
 Principal payments under long-term debt ...............................           (307,692)           (410,256)           (381,826)
 Capital lease payments ................................................           (169,569)           (355,750)           (372,192)
 Net repayment under banking facilities ................................         (1,180,565)           (528,414)         (1,254,981)
                                                                                 ----------          ----------          ----------
 Net cash used in financing activities .................................         (1,657,826)         (1,294,420)         (1,892,619)
                                                                                 ----------          ----------          ----------
 Effect of foreign exchange rate changes on cash .......................             23,457              (4,519)             (2,688)
                                                                                 ----------          ----------          ----------
 Net (decrease)/increase in cash .......................................            (76,864)            359,307            (177,007)
 Cash and cash equivalents, beginning of year ..........................            166,011              89,147             448,454
                                                                                 ----------          ----------          ----------
                                                                                     89,147             448,454             271,447
                                                                                 ----------          ----------          ----------
Supplemental disclosure of cash flow information

 Cash paid during the year for:
  Interest paid, net of amounts capitalized ............................            470,655             457,838             420,536
  Income tax paid, net of refund .......................................             50,383             (33,818)            (21,202)

              See notes to these consolidated financial statements

             Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

1    Description of business and significant accounting policies

     Bonso Electronics International Inc. ("the Company") and its subsidiaries are engaged in the designing, manufacturing and selling of a comprehensive line of electronic scales and weighing instruments, electronic consumer products and health care products.

     The consolidated financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include provisions made against inventories and trade receivables. Actual results could differ from those estimates.

     The significant accounting policies are as follows:

(a)  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its foreign subsidiaries (hereinafter collectively referred to as the "Group"). All significant intercompany accounts and transactions are eliminated.

(b)  Cash and cash equivalents

     Cash and cash equivalents are short-term, highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair value because of the short term maturity of these instruments.

(c)  Inventories

     Inventories are stated at the lower of cost or net realizable value with cost determined on a first-in, first-out basis. Net realizable value is the price at which inventories can be sold in the normal course of business after allowing for the costs of completion and disposal.

(d)  Revenue recognition

     Revenue is recognized when the products are shipped to customers.

(e)  Property, plant and equipment

     (i) Property, plant and equipment are stated at cost. Leasehold land and buildings are amortized on a straight-line basis over 15 to 50 years, representing the shorter of the remaining term of the lease or the expected useful life to the Group.

     (ii) Construction-in-progress represents factories and office buildings under construction and is stated at cost. Cost includes the costs of construction and interest charges arising from borrowings used to finance these assets during the period of construction. Construction-in-progress is not depreciated during the period of construction.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

1    Description of business and significant accounting policies (cont'd)

(e)  Property, plant and equipment (cont'd)

     (iii)Other fixed assets are carried at cost and depreciated using the straight-line method over their expected useful lives to the Group. The principal annual rates used for this purpose are:


          Plant and machinery                  - 14% to 33.3%
          Molds                                - 20%
          Furniture, fixtures and equipment    - 20%
          Motor vehicles                       - 20%

     (iv) The cost of major improvements and betterments is capitalized, whereas the cost of maintenance and repairs is expensed in the year incurred.

     (v) Any gain or loss on disposal is included in the Consolidated Statements of Comprehensive Income.

(f)  Research and development costs

     Research and development costs are charged to expense as incurred.

(g)  Advertising

     Advertising costs are expensed as incurred and are included within selling expenses.

     Total advertising costs incurred for the years ended March 31, 1997, 1998 and 1999 amounted to $22,315 and $9,078 and $43,424 respectively.

(h)  Deferred income taxes

     Amounts in the consolidated financial statements related to income taxes are calculated using the principles of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not to occur.

(i)  Capitalization of interest costs

     Interest attributable to borrowings used to finance the construction of factories and office buildings is capitalized as an additional cost of the related assets. Interest is capitalized by applying the weighted average interest rate on borrowings outstanding during the year or, where applicable, the interest rate related to specific borrowings, to the average amount of the accumulated expenditures for the assets during the period. Capitalization of interest ceases when the property is ready for its intended use.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

1    Description of business and significant accounting policies (cont'd)

(j)  Foreign currency translations

     (i) The functional currency of the Company and one of its Hong Kong subsidiaries is the United States dollar and the functional currency of the other Hong Kong subsidiaries is the Hong Kong dollar. The functional currency of the Company's subsidiary in the Peoples' Republic of China (the "PRC") is the Renminbi, the national currency of the PRC. The functional currency of the Company's subsidiary in Canada, which was liquidated in 1998, is the Canadian dollar.

     (ii) The financial statements of foreign subsidiaries where the U.S. dollar is the functional currency and which have certain transactions denominated in non-U.S. dollar currencies are remeasured as if the functional currency were the U.S. dollar. The remeasurement of local currencies into U.S. dollars creates translation adjustments which are included in net income.

     (iii)The financial statements of foreign subsidiaries, where the local currency is the functional currency, are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for statement of income. Adjustments resulting from translation of financial statements are reflected as a separate component of shareholders' equity.

(k)  Adoption of new accounting standards

     The Group adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". This statement establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements; it does not address issues of recognition or measurement. The primary element of comprehensive income applicable to the Group is the foreign currency cumulative translation adjustment. The Group adopted this standard from December 15, 1998. The comparative figures have been restated.

     The Group adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes guidelines for the way that public business enterprises report information about operating segments in financial statements. This statement also establishes guidelines for related disclosures about products and services, geographic areas, and major customers. The Group adopted this standard from December 15, 1998.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

2    Allowance for doubtful accounts

     Changes in the allowance for doubtful accounts consist of:


                                                1997        1998           1999
                                                ----        ----           ----
                                                $           $              $

Balance, April 1 .......................       52,919       99,856        33,333
Additions charged to expense ...........       46,937         --           6,026
Write-off ..............................         --        (26,126)         --
Provision written back .................         --        (40,397)         --
                                              -------      -------       -------
Balance, March 31 ......................       99,856       33,333        39,359
                                              -------      -------       -------

3    Inventories

(a)  The components of inventories are as follows:
                                                            March 31
                                                   --------------------------
                                                   1998                  1999
                                                   ----                  ----
                                                   $                     $

Raw materials ......................            4,288,182             3,601,695
Work in progress ...................              849,343               841,008
Finished goods .....................            1,096,799               450,546
                                               ----------            ----------
                                                6,234,324             4,893,249
                                               ----------            ----------
Provisions .........................             (267,624)             (195,321)
                                               ----------            ----------
                                                5,966,700             4,697,928
                                               ----------            ----------

(b)  Changes in the inventories provisions consist of the following:


                                            1997           1998          1999
                                            ----           ----          ----
                                            $                    $       $

Balance, April 1 ...................        49,014        146,530       267,624
Additions charged to expense .......       131,516        121,094          --
Write-back .........................       (34,000)          --         (72,303)
                                          --------       --------      --------
Balance, March 31 ..................       146,530        267,624       195,321
                                          --------       --------      --------

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

4    Long-term debt

     Long-term debt denominated in Hong Kong dollars consists of the following:

                                                                March 31
                                                            ----------------
                                                            1998        1999
                                                            ----        ----
                                                            $           $

Loan payable to a bank at HIBOR plus 2.25% per annum
(8.5% as of March 31, 1998) .............................  307,692        --
Loan payable to a property developer at 14% per annum ...     --       131,786
Less: current portion ................................... (307,692)   (111,494)
                                                           --------    --------
Long-term debt, less current maturities ..................     --        20,292
                                                           --------    --------

5    Taxation

(a) The companies are subject to tax on an entity basis on income arising in or derived from Hong Kong and the PRC. The current rates of taxation of the subsidiaries operating in Hong Kong and Shenzhen in the PRC are 16% and 15%, respectively. The Group is not subject to income taxes in the British Virgin Islands.

(b) Pursuant to the relevant income tax laws in the PRC, Bonso Electronics (Shenzhen) Co., Ltd, a wholly owned subsidiary of the Company, is fully exempt from PRC state income tax for two years starting from the first profit-making year followed by a 50% reduction over the ensuing three years. Bonso Electronics (Shenzhen) Co., Ltd. was loss-making for the years ended March 31, 1997, 1998 and 1999.

(c)  The  components of the income tax benefit are as follows:

                                                       Year ended March 31
                                                  ---------------------------
                                                  1997       1998        1999
                                                  ----       ----        ----
                                                  $          $           $

Deferred income tax benefit .................     65,438     57,117      38,956
 Current income tax benefit/(expense) .......      5,926    (30,000)     (2,869)
                                                 -------    -------     -------
Total income tax benefit ....................     71,364     27,117      36,087
                                                 -------    -------     -------

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

5    Taxation (cont'd)

(d)  Deferred tax assets are comprised of the following:

                                                         March 31
                                                    ----------------
                                                    1998        1999
                                                    ----        ----
                                                    $           $

       Deferred tax liabilities
        Accelerated depreciation ..............    (34,387)    (11,807)
       Deferred tax assets
        Tax loss carry forwards ...............    133,993     127,723
        Valuation allowance ...................    (61,176)    (34,693)
                                                  --------    --------
                                                    72,817      93,030
                                                  --------    --------
        Other .................................     35,088      31,251
                                                  --------    --------
                                                   107,905     124,281
                                                  --------    --------
                                                    73,518     112,474
                                                  --------    --------
       Less: current portion ..................     35,088      31,251
                                                  --------    --------
       Deferred tax assets, non current portion     38,430      81,223
                                                  --------    --------

     As of March 31, 1999, the Group had accumulated tax losses amounting to $798,265 (the tax effect thereon is $127,723) which may be carried forward and applied to reduce future taxable income which is earned in or derived from Hong Kong. Realization of deferred tax assets associated with tax loss carry forwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance is established against such tax losses when management believes it is more likely than not that a portion may be disputed by the tax authorities.

     As of March 31, 1999, the Group's accumulated tax losses have no definite period of expiration.

(e)  Changes in the valuation allowance consist of:


                                                  1997       1998        1999
                                                  ----       ----        ----
                                                  $          $           $

    Balance, April 1 ........................     89,112    147,716      61,176
    Additions/(reductions) charged/(credited)
     to income tax expense ..................     58,604     55,082      (4,630)
    Release of valuation allowance upon:
     - liquidation of subsidiary ............       --      (62,089)       --
     - approval of losses by tax authorities        --      (77,621)    (21,853)
    Effect of change in tax rate ............       --       (1,912)       --
                                                --------   --------    --------
    Balance, March 31 .......................    147,716     61,176      34,693
                                                --------   --------    --------

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

5    Taxation (cont'd)

(f) The actual income tax benefit attributable to earnings for the years ended March 31, 1997, 1998 and 1999 differed from the amounts computed by applying the Hong Kong statutory tax rate in accordance with the relevant income tax law as a result of the following:

                                                                Year ended March 31
                                                         -------------------------------
                                                         1997          1998         1999
                                                         ----          ----         ----
                                                         $             $            $

       Hong Kong statutory tax rate ...............       16.5%        16.5%        16.0%
       Income tax (expense)/credit at the Hong Kong
        statutory tax rate ........................    (78,412)    (370,842)       3,573

       Offshore profit not subject to income tax ..    181,409      381,167       40,477

       Valuation allowance on tax loss ............    (58,604)      22,539       26,483

       Over/(under)provision for Hong Kong tax in
        prior years ...............................      5,926       10,246      (22,064)

       Other ......................................     21,045      (15,993)     (12,382)
                                                      --------     --------     --------
       Total income tax benefit ...................     71,364       27,117       36,087
                                                      --------     --------     --------

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

6    Leases

(a)  Capital leases

     Motor vehicles and plant and machinery include the following amounts for capitalized leases:

                                       Motor vehicles        Plant and machinery
                                          March 31                 March 31
                                      ----------------        ----------------
                                      1998        1999        1998        1999
                                      ----        ----        ----        ----
                                      $           $           $           $
  Cost .........................      45,835      45,835   1,397,129   1,495,847
  Less: accumulated amortization       7,639      16,806     344,684     643,041
                                   ---------   ---------   ---------   ---------
                                      38,196      29,029   1,052,445     852,806
                                   ---------   ---------   ---------   ---------

     During the years ended March 31, 1997, 1998 and 1999, the Group entered into additional capital lease obligations amounting to $880,261, $143,471 and $78,974 respectively.

     Future minimum payments for capital leases as of March 31, 1999 with an initial term of more than one year are as follows:
                                                                         $

     2000 ........................................................       326,686
     2001 ........................................................        13,812
                                                                         -------
     Total minimum lease payments ................................       340,498

     Less: amount representing interest ..........................        46,478
                                                                         -------
     Present value of net minimum lease payments (including
      current portion of $271,915, as of March 31, 1999) .........       294,020
                                                                         -------

(b)  Operating leases

     As of March 31, 1999, future minimum lease commitments in respect of noncancellable operating leases for office premises and staff quarters in Hong Kong and the PRC are $46,795, payable in the year ending March 31, 2000.

     Rent expense for all operating leases amounted to $279,311, $196,622 and $166,824 for the years ended March 31, 1997, 1998 and 1999, respectively.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

7    Banking facilities

     As of March 31, 1999, the Group had general banking facilities for bank overdrafts, notes payable, short-term loans and long-term debt. The facilities are interchangeable with total amounts available of $6,217,949 (1998: $6,948,717), including facilities in respect of letters of credit of $1,410,257 (1998: $1,282,051). All general banking facilities granted to the Group are denominated in Hong Kong dollars.

     The Group's general banking facilities, expressed in United States Dollars, are further analyzed as follows:


                           Amount available        Amount utilized    Terms of banking facilities as of
                               March 31                March 31                  March 31, 1998
                           ----------------        -----------------       ---------------------------

                           1998        1999        1998         1999       Interest          Repayment
                           ----        ----        ----         ----           rate              terms
                           $           $           $            $          --------          ---------
Trade financing facilities:


 Notes payable .......  3,635,726   2,771,089   2,260,384      581,349   Prime rate   Repayable in
                                                                      to Prime rate    full within
                                                                       plus 0.5% or    four months
                                                                         HIBOR plus
                                                                                 2%

 Short-term loans ....    723,248   1,075,064     338,632      720,129   Prime rate   Repayable in
                                                                      to Prime rate    full within
                                                                       plus 0.5% or   three months
                                                                         HIBOR plus
                                                                                 2%

 Letters of credit .... 1,282,051   1,410,257     502,270      114,601          Nil            Nil

Other facilities:

 Bank overdrafts ......   897,436     961,539     600,721      643,278   Prime rate      Repayable
                                                                         plus 0.25%      on demand
                                                                      to Prime rate
                                                                          plus 1.5%

 Long-term debt, ......   410,256        --       307,692        --           HIBOR            Nil
  including current ...                                                  plus 2.25%
  maturities (Note 4)
                        ---------   ---------   ----------   ------------
                        6,948,717   6,217,949   4,009,699    2,059,357
                        ---------   ---------   ----------   ------------

     The Prime rate and HIBOR rate were 8.75% and 5.63%, respectively, as of March 31, 1999. The Prime rate is determined by the Hong Kong Bankers Association and is subject to revision from time to time.

             Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

7    Banking facilities (cont'd)

     The banking facilities are collateralized by the following:

(a) a legal charge over a leasehold property of the Group with net book value of $1,241,712 (1998: $1,269,917); and

(b) a bank guarantee of $150,000 (1998: $150,000) and restricted cash deposits of $1,011,688 (1998: $952,267). The restricted cash deposits have original maturities of less than three months.

     The weighted average interest rate of short-term borrowings of the Group is as follows:

                                                        Year ended March 31
                                                        -------------------
                                                          1998       1999
                                                          ----       ----

       Bank overdrafts ...............................     9.5%      10.2%
       Notes payable .................................     9.4%       9.5%
       Short-term loans ..............................     9.4%       9.5%

8    Related party transactions

(a) The Group paid emoluments, commissions and/or consultancy fees to their directors as follows:


          Year ended  Mr So Hung Gun,
          March 31           Anthony     Mr So Cham Some     Mr Ray Mehra    Mr Chung Kim Wah
          --------    --------------     ---------------     ------------    ----------------

          1997              $443,590            $ 66,410         $ 21,986        $115,226(ii)
          1998              $500,560            $ 66,410         $ 11,000        $140,175(ii)
          1999              $441,538            $ 13,000               --        $113,589(ii)

                                                                Mr George         Ms Pang Kit
                      Mr Luk Kam Sun     Mr Fok Woo Ping          O'Leary         Teng, Cathy
                      --------------     ---------------        ---------         -----------
          1997              $100,564            $ 12,000      $ 52,605(i)                 Nil
          1998              $106,923                 Nil      $354,835(i)            $ 24,029
          1999              $ 91,154                 Nil      $115,342(i)            $ 90,394

          (i)  This represented commissions paid to Mr George O'Leary.

          (ii) Included in the emoluments is a housing allowance for $38,462 payable to a company in which Mr Chung Kim Wah has a beneficial interest for each of the three years in the period ended March 31, 1999.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

8    Related party transactions (cont'd)

(b)  Promissory note receivable from shareholder

     On March 27, 1998, Advantage List & Marketing Corporation ("ALMC") subscribed 200,000 shares of common stock of the Company at a price of $6.75 per share which represented the fair market value at the date of subscription, in exchange for ALMC's promissory note of $1,470,000. On the same date, ALMC entered into a pledge agreement simultaneously under which ALMC agreed to pledge the common stock to the Company as security for the payment of the promissory note. The promissory note is with full recourse, interest free and shall be fully repayable on or before September 27, 1999. On September 17, 1998, a total of 200,000 shares of common stock were issued and the shares were held by the Company as security for payment of the promissory note. The promissory note was recorded at its discounted value of $1,350,000. Interest of $80,000 accrued thereon in the year ended March 31, 1999 has been included in additional paid in capital.


9    Provident fund plan

(a) With effect from January 1, 1988, Bonso Electronics Limited ("BEL"), a wholly-owned foreign subsidiary of the Company, started a provident fund plan (the "Plan") with a major international assurance company to provide life insurance and retirement benefits for its employees. All permanent full time employees, excluding factory workers, are eligible to join the provident fund plan.

(b) Members of the Plan are required to contribute 5% of their monthly salary. The contribution by BEL is as follows:

           Years of service                    % of salary as BEL's contribution
           ----------------                    ---------------------------------
          Less than 5 years                                  5.0%
          5 to 10 years                                      7.5%
          More than 10 years                                10.0%

(c) At normal retirement age, death or ill health, the member shall be entitled to receive from the Plan a lump sum equal to the total of the member's and BEL's contributions plus a return on their investment. On resignation prior to normal retirement age, a member shall be entitled to receive from the Plan a lump sum equal to the member's contributions plus a percentage of the employer's balance determined in accordance with a predetermined set scale.

(d) BEL's contributions to the Plan for the years ended March 31, 1997, 1998 and 1999 amounted to $54,924, $45,227 and $54,046 respectively.

10   Commitments and contingencies

     As of March 31, 1999, the Group had contingent liabilities to banks for outstanding letters of credit of $114,601 (1998: $502,270).

11   Research and development expenses

     Included in the research and development expenses for the year ended March 31, 1999 was $392,454 incurred in connection with a telephone project.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

12   Earnings per share

                                                     Year ended March 31
                                                 ---------------------------
                                                 1997        1998       1999
                                                 ----        ----       ----
                                                 $           $          $

Income available to common
 shareholders: ............................     546,589   2,274,645      13,754
Weighted average shares outstanding .......   2,825,949   2,829,448   3,079,219
Incremental shares from assumed exercise
 of:
  Warrants ................................        --        25,562     166,024
  Stock options ...........................      20,095     279,362     429,060
Dilutive potential common shares ..........      20,095     304,924     595,084
                                              ---------   ---------   ---------
Diluted weighted average shares ...........   2,846,044   3,134,372   3,674,303
                                              ---------   ---------   ---------

Basic earnings per share ..................   19.34 cents 80.39 cents 0.45 cents
Diluted earnings per share ................   19.21 cents 72.57 cents 0.37 cents

     Earnings per share are computed based on the weighted average number of common shares and, as appropriate, dilutive common stock equivalents outstanding for the period and the related income amount.

     Warrants to purchase 16,667 shares of common stock at $6.00 per share were outstanding for the fiscal years ended March 31, 1997 but were not included in the calculation of earnings per share because the warrants' exercise price was greater than the market price of the Company's common stock. The warrants were exercised during the year ended March 31, 1998.

     Warrants to purchase 110,000 shares of common stock at $9.1875 per share were outstanding during the fiscal years ended March 31, 1997, 1998 but were not included in the calculation of diluted earnings per share because the warrants' exercise price was greater than the market price of the Company's common stock. The warrants, which expire on December 14, 1999, were still outstanding as of March 31, 1999.

     Warrants to purchase 2,200,000 shares of common stock at $7.35 per share were outstanding during the fiscal years ended March 31, 1997 and 1998 but were not included in the calculation of diluted earnings per share during the year ended March 31, 1997 because the warrants' exercise price was greater than the market price of the Company's common stock. During the year ended March 31, 1999, 25,597 warrants were exercised by the public shareholders to purchase 25,597 shares of common stock of the Company. Warrants to purchase 2,174,403 shares of common stock at $7.35 per share, which expire on December 14, 1999, were still outstanding as of March 31, 1999.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

13   Minority interests

     In April 1993, the Group, together with a Chinese partner, formed and invested in a joint venture company in the PRC, Shenzhen Bonso Electronics Limited ("SBEL"), owned as to 60% by the Group and 40% by the Chinese partner. According to the joint venture agreement, the registered share capital of SBEL was $3,205,128 (HK$25 million); the Group and the Chinese partner could appoint three and two directors, respectively, to the board of SBEL. The Group effectively controlled all major financial and operating policy decisions of SBEL. Accordingly, this joint venture company was consolidated.

     In accordance with an agreement between the Group and the Chinese partner, SBEL was liquidated on October 31, 1996. The land and buildings originally contributed to the joint venture by the Chinese partner reverted to same and all other assets and liabilities including the plant and machinery were taken up by the Group. During the year ended March 31, 1996, the directors estimated that a provision for permanent diminution in value of SBEL amounting to $152,480 was necessary and accordingly a provision for this amount was recorded. During the year ended March 31, 1997, upon the liquidation of SBEL, a gain of $159,654 was recognized by the Group of which $152,480 represents the reversal of the provision for permanent diminution in value.

14   Stock option plan

(a) In October 1996, the Board of Directors approved the 1996 Stock Option Plan and 1996 Non-Employee Directors' Stock Option Plan. Under the 1996 Stock Option Plan, the Company may grant options of common stock to certain employees and directors of the Company for a maximum of 400,000 shares. The 1996 Stock Option Plan is administered by a committee appointed by the Board of Directors which determines the terms of options granted, including the exercise price, the option periods and the number of shares to be subject to each option. The exercise price of options granted under the 1996 Stock Option Plan may be less than the fair market value of the common shares on the date of grant. The maximum term of options granted under the 1996 Stock Option Plan is 10 years. The right to acquire the common shares is not assignable except for certain conditions stipulated in the 1996 Stock Option Plan. In January 1997, the Board of Directors delegated to Mr So Hung Gun, Anthony, the authority to issue options to employees and directors of the Company for an additional 25,000 shares.

     In January 1997, the Company granted options to three directors to purchase an aggregate of 375,000 shares of common stock of the Company at an exercise price of $2.00 per share, which was equal to the market value on the date of grant, in accordance with the 1996 Stock Option Plan. The options shall expire on January 31, 2007 and can be exercised at any time immediately after granting.

     In January 1998, the Company granted options to an employee to purchase an aggregate of 25,000 shares of common stock of the Company at an exercise price of $6.20 per share which is greater than the market value on the date of grant, in accordance with the 1996 Stock Option Plan. The options shall expire on January 1, 2008 and can be exercised at any time immediately after granting.

     No options have been exercised during the years ended March 31, 1998 and 1999.

             Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

14   Stock option plan (cont'd)

(a)  (cont'd)

     The stock options outstanding in respect of the 1996 Stock Option Plan as of March 31, 1999 is summarized as follows:

                                                              Average per share
                                                            --------------------
                                                  Number      Exercise   Market
                                                  of shares   price      price

Balance, March 31, 1997 ........................  375,000     $2.00      $2.00
Grant at exercise price greater than the
 market value of the common shares .............  25,000     $6.20      $6.13
                                                  -------     -----      -----
Balance, March 31, 1998 and 1999 ...............  400,000     $2.26      $2.26
                                                  -------     -----      -----

     Under the 1996 Non-Employee Directors' Stock Option Plan, the non-employee directors are automatically granted stock options on the third business day following the day of each annual general meeting of the Company to purchase an aggregate of 100,000 shares of common stock. The exercise price of all options granted under the 1996 Non-Employee Directors' Stock Option Plan shall be one hundred percent of the fair market value per share of the common shares on the date of grant. The maximum term of options granted under the 1996 Non-Employee Directors' Stock Option Plan is 10 years. No stock option may be exercised during the first six months of its term except for certain conditions provided in the 1996 Non-Employee Directors' Stock Option Plan. The right to acquire the common shares is not assignable except for certain conditions stipulated in the 1996 Non-Employee Directors' Stock Option Plan.

     In October 1996, the Company issued options to three non-employee directors in accordance with the 1996 Non-Employee Directors' Stock Option Plan to purchase an aggregate of 30,000 shares of common stock of the Company at an exercise price of $2.25 per share and the options shall expire October 16, 2006 and can be exercised at any time immediately after granting.

     In September 1997, the Company issued options to four non-employee directors in accordance with the 1996 Non-Employee Directors' Stock Option Plan to purchase an aggregate of 40,000 shares of common stock of the Company at an exercise price of $5.06 per share and the options shall expire on September 8, 2007 and can be exercised at any time immediately after granting.

     No annual general meeting was held by the Company for the year 1998 and therefore no stock option was granted in accordance with the 1996 Non-Employee Directors' Stock Option Plan during the year ended March 31, 1999.

     No options have been exercised during the year ended March 31, 1998 and 10,000 stock options were exercised to purchase 10,000 common stock of the Company at an exercise price of $2.25 per share during the year ended 31, 1999.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

14   Stock option plan (cont'd)

(a)  (cont'd)

     The stock options activity in respect of the 1996 Non-Employee Directors' Stock Option Plan as of March 31, 1999 is summarized as follows:

                                                              Average per share
                                                              -----------------
                                                   Number      Exercise  Market
                                                   of shares   price     price

Balance, March 31, 1997 .......................     30,000     $2.25     $2.25
Grant at exercise price equal to the market
 value of the common shares ...................     40,000     $5.06     $5.06
                                                   -------     -----     -----
Balance, March 31, 1998 .......................     70,000     $3.86     $3.86

Exercised during the year .....................    (10,000)    $2.25     $2.25
                                                   -------     -----     -----
Balance, March 31, 1999 .......................     60,000     $4.12     $4.12
                                                   -------     -----     -----

(b) In January 1997, the Company granted options to three non-employee directors to purchase an aggregate of 100,000 shares of common stock of the Company. The exercise price is $2.00 per share, which was equal to the market value of the Company's common stock on the date of grant. The options shall expire on January 31, 2007 and can be exercised at any time immediately after granting.

     No options have been exercised during the years ended March 31, 1997 and 1998, and 55,000 options were exercised to purchase 55,000 common stock of the Company at an exercise price of $2.00 per share during the year ended March 31, 1999.

     The stock options summary as of March 31, 1999 is summarised as follows:

                                                             Average per share
                                                            ------------------
                                                  Number     Exercise  Market
                                                  of shares  price      price

Balance, March 31, 1997 ......................        --        --       --
Grant at exercise price equal to the market
 value of the common shares ..................     100,000     $2.00   $2.00
                                                  --------     -----   -----
Balance, March 31, 1998 ......................     100,000     $2.00   $2.00

Exercised during the year ....................     (55,000)    $2.00   $2.00
                                                  --------     -----   -----
Balance, March 31, 1999 ......................      45,000     $2.00   $2.00
                                                  --------     -----   -----

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

14   Stock option plan (cont'd)

     At various times in January 1998, the Company issued options to the directors and an employee of the Company to purchase an aggregate of 195,000 shares of common stock of the Company at an exercise price of $6.20 per share. The options shall expire in January 2008 and can be exercised at any time immediately after granting. The exercise prices of these options were equal to or greater than the fair market value at the time of grant. No options have been exercised during the years ended March 31, 1998 and 1999.

     In October 1998, the Company issued options to the directors, non-employee directors and certain employees of the Company to purchase an aggregate of 430,000 shares of common stock of the Company at an exercise price of $3.60 to $3.70. The options shall expire in October 2008 and can be exercised at any time immediately after granting. The exercise prices of these options were greater than the fair market value at the time of grant. No options have been exercised during the year ended March 31, 1999.

(e)  The  following  table  summarizes  the  information   about  stock  options
     outstanding at March 31, 1999:


                          Number                          Exercisable
                       outstanding at     Average life      shares at
     Exercise price    March 31, 1999        (years)     March 31, 1999
     --------------    --------------     ------------     --------------

     $2.00                 420,000             7.8          420,000
     $2.25                  20,000             7.5           20,000
     $3.60                 415,000             9.5          415,000
     $3.70                  15,000             9.5           15,000
     $5.06                  40,000             8.4           40,000
     $6.20                 220,000             8.8          220,000
                         ---------             ---        ---------
     $2.00 to $6.20      1,130,000             8.7        1,130,000
                         ---------             ---        ---------

(f) Included in the options outstanding as of March 31, 1999 were 10,000 and 63,000 units held by Mr Ray Mehra and Mr So Cham Some, respectively, both of whom have resigned as directors of the Company on January 2, 1998 and April 30, 1998, respectively.
                                      F-22

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

14   Stock option plan (cont'd)

(g) The Company applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, because the exercise price of all the options issued by the Company equals or is higher than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The weighted average fair value of options granted during the years ended March 31, 1998 and 1999 were $820,200 and $2,503,363, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for the year ended March 31, 1999: risk-free interest rates of 5.48% to 5.49%; no dividend yield; volatility factor of the expected market price of the Company's common share of 81.20%; and a weighted-average expected life of the option of ten years.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Group pro forma information follows:


                                                    1998           1999
                                                    ----           ----
                                                    $              $
      Net income

      As reported ...........................     2,274,645         13,754
      Pro forma .............................     1,454,445     (2,489,609)

     Basis earnings/(losses) per share

      As reported ...........................   80.39 cents        0.45 cents
      Pro forma .............................   51.40 cents      (80.85) cents

     Diluted earnings/(losses) per share

      As reported ...........................   72.57 cents        0.37 cents
      Pro forma .............................   46.40 cents      (67.76) cents

     Because compensation expense associated with an award is recognized over the vesting period, the initial impact on pro forma net income may not be representative of compensation expense in future years, when the effect of the amortization of multiple awards would be reflected in the income statement.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

15   Warrants

     In 1994, the Company issued 16,667 warrants under a loan agreement to the lender to purchase common shares of the Company at $6.00 per share. No warrants were exercised during the year ended March 31, 1997. In December 1997, 2,613 shares of common stock were issued at $7.11 per share, which represented the fair market value at the date of issue, upon the exercise of all the warrants on a cashless basis.

     As a result of the Company's second public offering in December 1994, the Company issued 2,200,000 five-year warrants to its public shareholders. Each warrant entitles the holder thereof to purchase one share of common stock of the Company at $7.35 per share. The warrants expire on December 14, 1999. The warrants are redeemable by the Company at $0.05 per warrant upon 30 to 45 days notice at any time after December 14, 1995, or such earlier date as the representatives of the underwriters may determine, if the closing price per share of common stock of the Company for 20 consecutive trading days within the 30-day period prior to the date of notice of redemption is given equals or exceeds $8.575 per share. No warrants were exercised or redeemed during the years ended March 31, 1997 and 1998. A total of 25,597 warrants were exercised to purchase 25,597 shares of common stock of the Company at $7.35 per share during the year ended March 31, 1999.

     In conjunction with the second public offering, the Company issued warrants to the representatives of the underwriters (the "Representatives' Warrants") to purchase from the Company up to an aggregate of 110,000 units at an exercise price of $9.1875 per unit; each unit consists of one share of common stock and two five-year warrants of the Company. The Representatives' Warrants are exercisable for a period of three years commencing December 15, 1996. Upon any transfer to a person other than an officer, shareholder or director of the representatives of the underwriters, the transferred five-year warrants must be exercised immediately or they will lapse. No warrants have been transferred during the years ended March 31, 1997, 1998 and 1999.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

16   Business segment information

(a) The Group's operations have been classified into three business segments: scales, health care products and other. Summarized financial information by business segment for 1997, 1998 and 1999 is as follows:


                                                                                     Identifiable        Depreciation
                                                    Net           Operating          assets as of        and             Capital
                                                    sales         profit             March 31            amortization    expenditure
                                                    -----         ---------          ------------        ------------    -----------
                                                    $             $                  $                   $               $
1999

Scales ..................................        10,306,549         3,042,936         12,098,180         1,015,272           132,395
Health care products ....................         1,956,940            55,066            212,450            17,829             2,325
Other ...................................           782,776           532,353          2,053,884           172,361            22,476
                                                 ----------        ----------         ----------        ----------        ----------
Total operating segments ................        13,046,265         3,630,355         14,364,514         1,205,462           157,196
Corporate ...............................              --          (3,386,184)         4,295,770           179,147         1,442,324
                                                 ----------        ----------         ----------        ----------        ----------
Group ...................................        13,046,265           244,171         18,660,284         1,384,609         1,599,520
                                                 ----------        ----------         ----------        ----------        ----------

1998

Scales ..................................        18,260,994         5,234,759         14,604,822         1,110,023         1,280,219
Health care products ....................         3,083,025            73,197            204,218            15,521            17,901
Other ...................................         2,371,557           534,778          1,492,015           113,399           130,786
                                                 ----------        ----------         ----------        ----------        ----------
Total operating segments ................        23,715,576         5,842,734         16,301,055         1,238,943         1,428,906
Corporate ...............................              --          (3,488,655)         4,345,508           186,165           271,834
                                                 ----------        ----------         ----------        ----------        ----------
Group ...................................        23,715,576         2,354,079         20,646,563         1,425,108         1,700,740
                                                 ----------        ----------         ----------        ----------        ----------

1997

Scales ..................................        11,892,313         3,188,072         13,369,205           656,807         4,534,113
Health care products ....................         2,718,243            66,246            277,802            13,648            94,216
Other ...................................         2,378,463           720,500          3,021,421           148,438         1,024,703
                                                 ----------        ----------         ----------        ----------        ----------
Total operating segments ................        16,989,019         3,974,818         16,668,428           818,893         5,653,032
Corporate ...............................              --          (3,059,249)         3,847,183           142,038             8,100
                                                 ----------        ----------         ----------        ----------        ----------
Group ...................................        16,989,019           915,569         20,515,611           960,931         5,661,132
                                                 ----------        ----------         ----------        ----------        ----------

     Operating profit by segment equals total operating revenues less expenses which are related to the segment's operating revenues. Identifiable assets by segment are those assets that are used in the operation of that segment. Corporate assets consist principally of cash and cash equivalents, income tax recoverable, deferred income tax assets and other identifiable assets not related specifically to individual segments.

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

16   Business segment information (cont'd)

(b) The Group primarily operates in Hong Kong and the PRC. The manufacture of components and their assembly into finished products is carried out in the PRC. The Hong Kong office is mainly responsible for the purchase of raw materials, arrangement of shipments and research and development. As the operations are integrated, it is not practicable to distinguish the sales and net income derived from the activities in Hong Kong from those in the PRC.

     Identifiable assets by geographical areas are as follows:


                                                   1998                 1999
                                                   ----                 ----
                                                   $                    $

     Hong Kong ....................             7,469,828             5,314,252
     The PRC ......................            13,176,735            13,346,032
                                               ----------            ----------
     Total assets .................            20,646,563            18,660,284
                                               ----------            ----------

(c) The following is a summary of net export sales to customers by geographical area for the years ended March 31, 1997, 1998 and 1999:


                                                   Year ended March 31
                              ---------------------------------------------------------
                              1997       %         1998         %        1999         %
                              ----       -         ----         -        ----         -
                              $                    $                     $
     United States of
       America ..........  6,873,780    40     12,570,427      53     5,609,457      43
     Germany ............  3,994,167    24      6,290,634      27     4,212,958      32
     Others  ............  6,121,072    36      4,854,515      20     3,223,850      25
                          ----------   ---     ----------     ---    ----------     ---
                          16,989,019   100     23,715,576     100    13,046,265     100
                          ----------   ---     ----------     ---    ----------     ---

(d) The details of sales made to customers constituting 10% or more of total sales of the Group is as follows:

                                                                                   Year ended March 31
                                                            -----------------------------------------------------
                                             Business       1997         %       1998          %       1999           %
                                             segment        $                    $                     $
                                             ---------      ----         -       ----          -       ----           -
Pitney Bowes, Inc. (USA) ...............    Scales          3,007,070    18     7,075,338      30     2,011,393       15

Globaltec Corporation (USA) ............    Scales          2,252,184    13     3,721,060      15     1,454,550       11
Werner Dorsch Gmbh & Co. ...............
 (Germany) .............................    Scales          1,906,961    11     2,105,307       9     1,998,505       15
Omron Healthcare .......................    Health care
 Group .................................    products        1,888,335    11     1,841,427       8     1,358,356       10
                                            ---------       ---------  ----    ----------    ----    ----------     ----
                                                            9,054,550    53    14,743,132      62     6,822,804       51
                                            ---------       ---------  ----    ----------    ----    ----------     ----

              Bonso Electronics International Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                      (Expressed in United States Dollars)

17   Financial instruments

     In accordance with SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", the carrying amounts and fair values of the Group's financial instruments are as follows:

                                                 Carrying amount                   Fair value
                                                     March 31                       March 31
                                              --------------------             -----------------
                                              1998            1999             1998         1999
                                              ----            ----             ----         ----
                                              $               $                $            $

Cash and cash equivalents ............       448,454         271,447         448,454        271,447
Restricted cash deposits .............       952,267       1,011,688         952,267      1,011,688
Deposits .............................       447,735            --           447,735           --
Bank overdrafts ......................       600,721         643,278         600,721        643,278
Notes payable ........................     2,260,384         581,349       2,260,384        581,349
Short-term loans .....................       338,632         720,129         338,632        720,129
Long-term debt .......................       307,692         131,786         299,215        136,013
Promissory note receivable ...........     1,350,000       1,350,000       1,350,000      1,350,000
                                           ---------       ---------       ---------      ---------

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

(a) Cash and cash equivalents, restricted cash deposits, bank overdrafts, notes payable and short-term loans - the carrying amount approximates fair value
     because   of   the   short    maturity    of   these    instruments.

(b) Long term debt - interest rates that are currently available to the Group for issuance of debt with similar terms and remaining maturities are used to estimate the fair value of debt issues that are not quoted on an exchange. Fair value estimates are made at a specific point in time and based on relevant market information. These estimates are subjective in nature, involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(c) Deposits - the carrying amount of refundable deposits approximates fair value based on the terms of the related contracts.

(d) Promissory note receivable - the fair value of promissory note receivable approximates the carrying value based on a comparison of interest rate to current market rate for instruments of similar nature.

     All  other  financial   instruments   included  among  current  assets  and
     liabilities are stated at cost which approximates their fair value.

18   Post balance sheet date events

     In May 1999, the Group acquired an office premise in Hong Kong at a consideration of $743,590.

                                BONSO ELECTRONICS INTERNATIONAL INC.
                                     CONSOLIDATED BALANCE SHEET
                                          (In U.S. Dollars)

                                                                       September 30                 March 31
                                                                           1999                       1999
                                                                           ----                       ----
                                                                        (unaudited)                 (audited)
ASSETS

Current Assets :
  Cash and cash equivalents ...................................      $    383,747                $    271,447
  Restricted cash deposits ....................................         1,036,513                   1,011,688
  Trade receivables, net ......................................           731,725                     362,236
  Inventories, net ............................................         3,982,263                   4,697,928
  Notes receivable ............................................           173,854                     690,449
  Deferred income tax assets - current ........................            31,251                      31,251
  Other receivables, deposits and
    Prepayments ...............................................           285,063                     243,231
                                                                     ------------                ------------
    Total current assets ......................................      $  6,624,416                $  7,308,230
Deferred income tax assets - non current ......................            81,223                      81,223
Net property, plant and equipment .............................        12,838,475                  11,270,831
                                                                     ------------                ------------
Total assets ..................................................      $ 19,544,114                $ 18,660,284
                                                                     ============                ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities :
  Bank overdrafts .............................................      $    488,428                $    643,278
  Notes payable ...............................................         1,281,995                     581,349
  Account payable .............................................         1,207,127                   1,135,910
  Accrued charges and deposits ................................           312,720                     516,458
  Income taxes payable ........................................            98,590                      11,667
  Short-term loans ............................................           162,182                     720,129
  Current portion of long-term debt &
    capital lease obligations .................................           420,671                     383,409
                                                                     ------------                ------------
    Total Current Liabilities .................................      $  3,971,713                $  3,992,200

Long term debt and capital lease
   Obligations, net of current maturities .....................           326,923                      42,397

Shareholders' equity :
  Common stock par value $0.003 per
  share authorized 23,333,334 shares
  issued and outstanding 2,919,159 shares .....................             8,753                       8,753
  Additional paid in capital ..................................         8,855,705                   8,935,705
  Promissory note receivable from
     Shareholder ..............................................              --                    (1,430,000)
  Common stock subscribed .....................................              --                     1,350,000
  Retained earnings ...........................................         6,147,494                   5,525,958
  Accumulated other comprehensive
     income ...................................................           233,526                     235,271
                                                                     ------------                ------------
                                                                     $ 15,245,478                $ 14,625,687
                                                                     ------------                ------------
Total Liabilities & Shareholders' equity ......................      $ 19,544,114                $ 18,660,284
                                                                     ============                ============

            See notes to unaudited consolidated financial statements

                                BONSO ELECTRONICS INTERNATIONAL INC.
                                  CONSOLIDATED STATEMENTS OF INCOME
                                    (In Thousand of U.S. Dollars)
                                             (unaudited)

                                                       Three months ended                      Six months ended
                                                          September 30                            September 30
                                                    1999                1998               1999                 1998
                                                    ----                ----               ----                 ----
Sales .......................................      3,515               2,720               7,855               6,946

Cost of Sales ...............................     (2,280)             (1,948)             (5,274)             (5,067)
                                                  ------              ------              ------              ------
Gross Profits ...............................      1,235                 772               2,581               1,879

Operating Expenses
  Selling Expense ...........................         38                  32                  90                  84
  Salary & related cost .....................        380                 346                 875                 816
  Research & development
  Expenses ..................................         91                   6                  98                  12
  General & administrative
    expenses ................................        424                 366                 788                 705
                                                  ------              ------              ------              ------
Income from operations ......................        302                  22                 730                 262

Other income ................................         80                  30                 110                  60

Foreign exchange Gain/
(Loss) ......................................          1                  15                  (6)                 37

Interest Expenses ...........................        (60)               (114)               (125)               (249)
                                                  ------              ------              ------              ------
Income before income tax ....................        323                 (47)                709                 110
Income tax (credit)/charge ..................        (87)               --                   (87)               --
                                                                                                              ------
Net income ..................................        236                 (47)                622                 110
                                                  ======              ======              ======              ======

Per share amounts (in dollars) : earnings per share
  Basic .....................................      0.076             (0.0155)               0.20               0.036
  Diluted ...................................      0.065             (0.0137)               0.17               0.032

Weighted average shares
  Outstanding ...............................  3,115,880           3,034,439           3,115,880           3,034,439

Incremental shares from
  Assumed exercise of
  Warrants and stock
  options ...................................    539,950             396,687             539,950             396,687

Adjusted weighted average
  Share .....................................  3,655,830           3,431,126           3,655,830           3,431,126

            See notes to unaudited consolidated financial statements

                      BONSO ELECTRONICS INTERNATIONAL INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and Item 319 of Regulation S-K. They do not include all of the information and footnotes required by generally accepted accounting principles for for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the year ended March 31, 1999, included elsewhere in this Form F-3.

                                     PART II

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with this registration:

     SEC Registration Fees.................................. $     0(1)
     NASD Filing Fees....................................... $     0(2)
     Printing Registration Statement, Prospectus
       and Related Documents................................ $25,000(3)
     Accounting Fees and Expenses........................... $10,000(3)
     Legal Fees and Expenses................................ $75,000(3)
     Transfer/Warrant Agent Fees and Expenses............... $ 1,500(3)
     Miscellaneous.......................................... $13,500(3)
                                                             -------
     Total.................................................. $125,000(3)

--------------------------------
(1) Previously paid.
(2) Exempt under NASD Rule 2710(b)(7)(C)(i) (3) Estimated

Item 15.  Indemnification of Directors and Officers.

     The Articles of Association of Bonso provide that, subject to British Virgin Islands law, every director or other officer of Bonso shall be entitled to be indemnified out of the assets of Bonso against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto. No director or other officer shall be liable for any loss, damage or misfortune which may happen to, or be incurred by Bonso in the execution of the duties of his office, or in relation thereto.

Item 16.  Exhibits.

     The following Exhibits are filed as part of this Registration Statement, or are incorporated by reference to previously filed documents:

Exhibit No.                      Description
----------                       -----------

     1.1 Selling Agreement between Bonso and H.J. Meyers & Co., Inc. and Cohig & Associates, Inc. (1)

     4.1 Specimen Certificate of Common Stock, $.0001 par value and relevant portions of Memorandum and Articles of Association of the Registrant, as amended (2)

     5.1 Opinion and consent of Schlueter & Associates, P.C. as to legality of securities being registered (3)

Exhibit No.                      Description
----------                       -----------

     5.2  Opinion and consent of Harney,  Westwood & Riegels,  P.O. Box 71, Road
          Town,  Tortola,   British  Virgin  Islands,  as  to  the  legality  of
          securities being registered (3)

     5.3 Opinion and consent of Wong & Fok, Solicitors, Room 2014-15, Hutchison House, 10 Harcourt Road, Central, Hong Kong, as to certain matters regarding the Hong Kong subsidiaries and Hong Kong law (3)

     5.4 Opinion and consent of Shenzhen Jinyuan Law Firm, 7/F Office Tower, Shun Hing Square, Di Wang Commercial Centre, Shen Nan Dong Road, Shenzhen, PRC 518008, as to certain matters regarding thePRC subsidiary and PRC law (3)

     10.1 Lease for real property located at Universal Industrial Centre, 23-25 Shan Mei Street, Fo Tan, Shatin, New Territories, Hong Kong (1)

     10.2 English translation of Amendment to Contract for the Use of Land and Supply of Workers between Bonso and Shenzhen Boaon Fuan Industrial Company (1)

     10.3 Forms of Warrant Solicitation and Warrant Subscription Form

     23.1 Consent of PricewaterhouseCoopers

     23.2 Consent of Schlueter & Associates, P.C. (included in Exhibit 5.1) (3)

     23.3 Consent of Harney, Westwood & Riegels (included in Exhibit 5.2) (3)

     23.4 Consent of Wong & Fok, Solicitors (included in Exhibit 5.3) (3)

     23.5 Consent of Shenzhen Jinyuan Law Firm (included in Exhibit 5.4) (3)

--------------------------

(1) This documemnt has been previously filed as an Exhibit to the Registrant's Registration Statement on Form F-3 (SEC Registration No. 333-9002), and is hereby incorporated by reference.

(2) This documemnt has been previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-2 (SEC Registration No. 33-84872), and is hereby incorporated by reference.

(3) This documemnt has been previously filed as an Exhibit to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form F-3 (SEC Registration No. 333-9002), and is hereby incorporated by reference.

Item 17.  Undertakings

     With regard to the securities of the Registrant being registered pursuant to Rule 415 under the Securities Act of 1933, the Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on November 18, 1999.


                                BONSO ELECTRONICS INTERNATIONAL INC.



                                By: /s/ Anthony So
                                   ---------------------------------------------
                                   Anthony So, President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date: November 18, 1999         /s/ Anthony So
                                ------------------------------------------------
                                Anthony So, President (Chief Executive Officer),
                                Secretary, Treasurer (Chief Financial Officer)
                                and Chairman of the Board of Directors


Date: November 18, 1999         /s/ Kim Wah Chung
                                ------------------------------------------------
                                Kim Wah Chung, Director


Date: November 18, 1999         /s/ Woo Ping Fok
                                ------------------------------------------------
                                Woo Ping Fok, Director


Date: November 18, 1999         /s/ Kam Sun Luk
                                ------------------------------------------------
                                Kam Sun Luk, Director


Date: November 18, 1999         /s/ Cathy Pang
                                ------------------------------------------------
                                Cathy Pang, Director

                                SCHLUETER & ASSOCIATES, P.C.


Date: November 18, 1999         /s/ Henry F. Schlueter
                                ------------------------------------------------
                                Henry F. Schlueter, Authorized Representative in
                                the United States

                                  EXHIBIT INDEX

Exhibit No.                      Description
----------                       -----------

     1.1 Selling Agreement between Bonso and H.J. Meyers & Co., Inc. and Cohig & Associates, Inc. (1)

     4.1 Specimen Certificate of Common Stock, $.0001 par value and relevant portions of Memorandum and Articles of Association of the Registrant, as amended (2)

     5.1 Opinion and consent of Schlueter & Associates, P.C. as to legality of securities being registered (3)

     5.2  Opinion and consent of Harney,  Westwood & Riegels,  P.O. Box 71, Road
          Town,  Tortola,   British  Virgin  Islands,  as  to  the  legality  of
          securities being registered (3)

     5.3 Opinion and consent of Wong & Fok, Solicitors, Room 2014-15, Hutchison House, 10 Harcourt Road, Central, Hong Kong, as to certain matters regarding the Hong Kong subsidiaries and Hong Kong law (3)

     5.4 Opinion and consent of Shenzhen Jinyuan Law Firm, 7/F Office Tower, Shun Hing Square, Di Wang Commercial Centre, Shen Nan Dong Road, Shenzhen, PRC 518008, as to certain matters regarding thePRC subsidiary and PRC law (3)

     10.1 Lease for real property located at Universal Industrial Centre, 23-25 Shan Mei Street, Fo Tan, Shatin, New Territories, Hong Kong (1)

     10.2 English translation of Amendment to Contract for the Use of Land and Supply of Workers between Bonso and Shenzhen Boaon Fuan Industrial Company (1)

     10.3 Forms of Warrant Solicitation and Warrant Subscription Form

     23.1 Consent of PricewaterhouseCoopers

     23.2 Consent of Schlueter & Associates, P.C. (included in Exhibit 5.1) (3)

     23.3 Consent of Harney, Westwood & Riegels (included in Exhibit 5.2) (3)

     23.4 Consent of Wong & Fok, Solicitors (included in Exhibit 5.3) (3)

     23.5 Consent of Shenzhen Jinyuan Law Firm (included in Exhibit 5.4) (3)

--------------------------

(1) This documemnt has been previously filed as an Exhibit to the Registrant's Registration Statement on Form F-3 (SEC Registration No. 333-9002), and is hereby incorporated by reference.

(2) This documemnt has been previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-2 (SEC Registration No. 33-84872), and is hereby incorporated by reference.

(3) This documemnt has been previously filed as an Exhibit to Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form F-3 (SEC Registration No. 333-9002), and is hereby incorporated by reference.